                                                Filed pursuant to Rule 424(b)(4)
                                                     Registration Nos. 333-83877
                                                                    333-83877-01

OFFICIAL STATEMENT AND PROSPECTUS

                                  $44,765,000
             PUERTO RICO INDUSTRIAL, TOURIST, EDUCATIONAL, MEDICAL
        AND ENVIRONMENTAL CONTROL FACILITIES FINANCING AUTHORITY (AFICA)
                    INDUSTRIAL REVENUE BONDS, 1999 SERIES A
                        (DORAL FINANCIAL CENTER PROJECT)

     The bonds have the following characteristics:

        - AFICA will issue the bonds and lend the proceeds to Doral Properties, Inc., a wholly-owned subsidiary of

                       (Doral Financial Corporation Logo)

        - The bonds do not constitute a debt of the Government of Puerto Rico. AFICA is required to pay the bonds solely out of loan repayments by Doral Properties or Doral Financial.

        - Doral Financial is unconditionally guaranteeing the loan repayments by Doral Properties, which include all payments on the bonds.

        - Interest on the bonds will accrue from their date of issuance and will be payable monthly on the first day of each month, commencing on December 1, 1999.

        - The bonds are subject to mandatory and optional redemption as described in this official statement and prospectus.

        - The bonds are secured by a mortgage on the office building and related facilities being financed with the bonds.

     Under most circumstances, interest on the bonds will be exempt from Puerto Rico and United States taxes to residents of Puerto Rico. See "Taxation" beginning on page 32 of this official statement and prospectus.

     Neither Doral Properties nor AFICA intend to apply for listing of the bonds on a securities exchange. There will likely be no secondary public market for the bonds.

     INVESTING IN THESE SECURITIES INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 5 OF THIS OFFICIAL STATEMENT AND PROSPECTUS.

                                                                                  Proceeds,
                                           Public Offering    Underwriting    before expenses,
                                                Price           Discount     to Doral Properties
                                           ---------------    ------------   -------------------
Per bond*..............................       98.75%-100%        2.07%           96.68%-97.93%
Total..................................      $44,627,500      $926,635.50      $43,700,864.50

---------------

* The offering prices of the bonds together with their maturities and interest rates are shown on the inside cover page hereof.

     THESE SECURITIES ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY THE FDIC OR ANY OTHER GOVERNMENT AGENCY.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS OFFICIAL STATEMENT AND PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

POPULAR SECURITIES                       PAINEWEBBER INCORPORATED OF PUERTO RICO
DORAL SECURITIES                                             MERRILL LYNCH & CO.
MORGAN STANLEY DEAN WITTER                             SALOMON SMITH BARNEY INC.

OCTOBER 28, 1999

                                  $44,765,000
             PUERTO RICO INDUSTRIAL, TOURIST, EDUCATIONAL, MEDICAL
            AND ENVIRONMENTAL CONTROL FACILITIES FINANCING AUTHORITY
                    INDUSTRIAL REVENUE BONDS, 1999 SERIES A
                        (DORAL FINANCIAL CENTER PROJECT)

                            $5,345,000 SERIAL BONDS

 PRINCIPAL     INTEREST        MATURITY
  AMOUNT         RATE            DATE         PRICE
-----------   ----------   ----------------   -----
 $310,000        6.10%         June 1, 2003    100%
  320,000        6.10      December 1, 2003    100
  330,000        6.15          June 1, 2004    100
  340,000        6.15      December 1, 2004    100
  350,000        6.20          June 1, 2005    100
  360,000        6.20      December 1, 2005    100
  375,000        6.25          June 1, 2006    100
  385,000        6.25      December 1, 2006    100
  395,000        6.30          June 1, 2007    100
  410,000        6.30      December 1, 2007    100
  420,000        6.35          June 1, 2008    100
  435,000        6.35      December 1, 2008    100
  450,000        6.40          June 1, 2009    100
  465,000        6.40      December 1, 2009    100

           $5,585,000 6.75% Term Bonds due December 1, 2014 -- Price -- 100%
           $22,835,000 6.90% Term Bonds due June 1, 2026 -- Price -- 100%
           $11,000,000 6.90% Term Bonds due December 1, 2029 -- Price -- 98.75%

                              (Doral Financial Corporation Logo)

                                    SUMMARY

     This summary highlights information contained elsewhere in this official statement and prospectus. You should read the entire official statement and prospectus, including the information incorporated by reference into this official statement and prospectus, and the "Risk Factors" section beginning on page 5.

                      DORAL PROPERTIES AND DORAL FINANCIAL

     Doral Properties is a wholly-owned subsidiary of Doral Financial. Doral Properties was organized to own, develop and operate the Doral Financial Center, which will be the new headquarters of Doral Financial.

     Doral Financial is the leading mortgage banking institution in Puerto Rico based on the volume of origination of first mortgage loans secured by single family residences and the size of its mortgage servicing portfolio. Doral Financial's loan production amounted to $2.3 billion and $1.5 billion for the year ended December 31, 1998 and the six months ended June 30, 1999, respectively. Doral Financial had a mortgage servicing portfolio of $7.0 billion as of June 30, 1999.

     Doral Financial is also engaged in the commercial banking and securities business. As of June 30, 1999, Doral Financial had total banking assets of $1.2 billion and deposits of $760.1 million.

     Doral Financial is a bank holding company subject to regulation and supervision by the Federal Reserve Board. Unlike many bank holding companies, Doral Financial has significant operations at the holding company level. As of June 30, 1999, Doral Financial had assets of $1.7 billion at the holding company level.

     Doral Financial's principal executive offices are located at 1159 Franklin
D. Roosevelt Avenue, San Juan, Puerto Rico, and its telephone number is (787) 749-7100.

                                  THE OFFERING

Issuer.....................  AFICA, a Puerto Rico government instrumentality.

Bonds are limited
obligations of AFICA.......  AFICA is required to pay the bonds solely out of payments of principal and interest made by Doral Properties or Doral Financial to AFICA under a loan and guaranty agreement. AFICA acts as a pass-through entity so that under most circumstances, interest on the bonds will be tax free to Puerto Rico residents. The bonds do not constitute an indebtedness of the Government of Puerto Rico or of any of its political subdivisions.

Use of proceeds............  AFICA will lend the bond proceeds to Doral
                             Properties, a wholly-owned subsidiary of Doral Financial. Doral Properties will use the loan proceeds to finance in part the construction and equipping of Doral Financial's new headquarters building and related facilities, to be known as the Doral Financial Center (the "Center").

Guarantor..................  Doral Financial is unconditionally guaranteeing the payments by Doral Properties under the loan and guaranty agreement.

Mortgage on Center.........  Payment of the bonds will be secured by a mortgage on the Center.

Interest on the bonds......  Interest on the bonds will be paid to you monthly on the first day of each month, commencing on December 1, 1999. Additionally, interest will be paid to you at maturity or redemption. Interest will be computed using a 360-day year of twelve 30-day months. Interest will accrue from the date of issuance of the bonds.

Book-entry system..........  The bonds will be registered in the name of The
                             Depository Trust Company's (DTC) nominee under DTC's book-entry only system. This means that you will not receive a certificate for any bonds you purchase.

Mandatory redemption of
bonds......................  A portion of the term bonds will be periodically redeemed as part of the amortization requirements of the bonds. For a schedule of term bond amortizations, see "The Bonds -- Mandatory Redemption." All of the bonds will be redeemed if
                             (1) Doral Properties fails to comply with certain tax covenants and as a result the interest on the bonds becomes subject to federal taxation for Puerto Rico residents or (2) if the Center is not operated in accordance with AFICA's enabling law. In addition, a portion of the bonds may be redeemed from unused bond proceeds, if any.

                             Some or all of the bonds may be required to be redeemed if all or part of the Center is expropriated or damaged.

Optional redemption of
bonds......................  Doral Properties has the right to redeem all or a portion of the bonds on and after December 1, 2009 at the following prices, expressed as a percentage of the outstanding principal of the bonds, plus interest to the redemption date:

                                       REDEMPTION PERIOD                                        PRICE
                                       -----------------                                        -----
                                       December 1, 2009 to November 30, 2010..................   102%
                                       December 1, 2010 to November 30, 2011..................   101%
                                       December 1, 2011 and thereafter........................   100%

                             Also, Doral Properties has the right to redeem some or all of the bonds, without premium, if the Center is damaged or expropriated by the government or if, as a result of changes in law, Doral Properties' operation of the Center or its obligations under the loan and guaranty agreement are adversely impacted.

Trustee....................  The bonds will be issued pursuant to a trust agreement between AFICA and Citibank, N.A., as trustee.

Ratings....................  Moody's: Baa3
                             Standard & Poor's: BBB-
                             Duff & Phelps: BBB

                                TAX CONSEQUENCES

     Provided Doral Properties complies with the source of income covenants in the loan and guaranty agreement, it is the opinion of Fiddler Gonzalez & Rodriguez, LLP, bond counsel, that the bonds and the interest on the bonds are exempt from or not subject to:

     (1) Puerto Rico income taxes and municipal property and license taxes,

     (2) under certain circumstances, Puerto Rico gift and estate taxes, and

     (3) United States income tax when received by:

          (a) individuals who are bona fide residents of Puerto Rico during the entire taxable year in which such interest is received, or

          (b) foreign corporations, including Puerto Rico corporations, and the interest is not effectively connected with the conduct of a trade or business in the United States by the corporation, the corporation is not a foreign personal holding company, a controlled foreign corporation or a passive foreign investment company under the U.S. internal revenue code, and the corporation is not treated as a domestic corporation for the purposes of the U.S. internal revenue code.

                      SUMMARY FINANCIAL AND OPERATING DATA

     You should read the summary financial information presented below together with Doral Financial's consolidated financial statements and notes which are incorporated by reference into this official statement and prospectus and with the historical financial information of Doral Financial included under "Selected Financial Data" beginning on page 11 of this official statement and prospectus.

     Net income for 1994 includes the cumulative effect of a change in the method of accounting for unrealized gains and losses on trading securities. When Doral Financial adopted this new accounting pronouncement referred to as SFAS 115 in 1994, it classified approximately $132 million of mortgage-backed securities as trading securities and recognized a net unrealized gain of $1.2 million.

     Net income for the year ended December 31, 1997 reflects a non-cash extraordinary charge to earnings of $12.3 million. The charge resulted from the issuance by Doral Financial to Popular, Inc., a bank holding company headquartered in San Juan, Puerto Rico, of shares of convertible preferred stock in exchange for the cancellation of $8.5 million of Doral Financial's subordinated convertible debentures owned by Popular, Inc. The charge was equal to the excess of the fair value of the preferred stock on the date of the exchange over the net carrying amount of the debentures on Doral Financial's financial statements. For the year ended December 31, 1997, the return on average assets ratio computed on income before this extraordinary item would have been 2.19% and the return on average common equity ratio would have been 19.29%.

     The return on average assets ratio is computed by dividing net income by average total assets for the period. The return on average common equity ratio is computed by dividing net income by average common stockholders' equity for the period. Both ratios have been computed using month end averages. These ratios for the six month periods ended June 30, 1999 and 1998 have been presented on an annualized basis.

                                 SIX MONTHS
                               ENDED JUNE 30,                           YEAR ENDED DECEMBER 31,
                           -----------------------   --------------------------------------------------------------
                              1999         1998         1998         1997         1996         1995         1994
                           ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                                            (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA:
Net income..............   $   32,939   $   24,101   $   52,832   $   20,231   $   27,041   $   19,560   $   17,430
Cash dividends paid.....   $    7,844   $    4,786   $    9,975   $    7,199   $    6,008   $    4,374   $    3,943
BALANCE SHEET DATA:
Total assets............   $3,279,870   $2,497,356   $2,918,113   $1,857,789   $1,106,083   $  917,922   $  768,019
Stockholders' equity....   $  360,562   $  246,233   $  269,559   $  186,955   $  150,531   $  129,017   $   90,496
OPERATING DATA:
Mortgage loans
  originated and
  purchased.............   $1,453,000   $  931,000   $2,313,000   $1,037,000   $  817,000   $  636,000   $  824,000
Loan servicing
  portfolio.............   $7,012,000   $5,140,000   $6,186,000   $4,655,000   $3,068,000   $2,668,000   $2,644,000
SELECTED RATIOS:
Return on average
  assets................         2.14%        2.21%        2.17%        1.37%        2.68%        2.32%        2.78%
Return on average common
  equity................        22.10%       22.25%       21.65%       11.99%       19.35%       17.82%       20.82%

                CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

     The ratio of earnings to fixed charges is a measure of Doral Financial's ability to generate sufficient earnings to pay the fixed charges or expenses of its debt. The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For purposes of computing the ratio, earnings consist of pretax income from continuing operations plus fixed charges and amortization of capitalized interest, less interest capitalized. Fixed charges consist of interest expensed and capitalized, amortization of debt issuance costs, and Doral Financial's estimate of the interest component of rental expense. The ratio is presented both including and excluding interest on deposits.

                                                   SIX MONTHS            YEAR ENDED DECEMBER 31,
                                                      ENDED       -------------------------------------
                                                  JUNE 30, 1999   1998    1997    1996    1995    1994
                                                  -------------   -----   -----   -----   -----   -----
Ratio of Earnings to Fixed Charges
  Including Interest on Deposits................      1.57x       1.51x   1.61x   1.66x   1.50x   1.78x
  Excluding Interest on Deposits................      1.73x       1.61x   1.72x   1.75x   1.54x   1.82x

                                  RISK FACTORS

     You should carefully consider the following factors and other information in this official statement and prospectus, including the information incorporated by reference in this official statement and prospectus, before deciding to invest in the bonds.

HOLDING COMPANY STRUCTURE MAY RESULT IN ADVANTAGE TO CREDITORS OF DORAL FINANCIAL'S SUBSIDIARIES OVER BONDHOLDERS AND OTHER CREDITORS OF DORAL FINANCIAL

     Although Doral Financial has operations and assets at the parent company level, a significant portion of its assets is in its subsidiaries. The claims of creditors and preferred stockholders of Doral Financial's subsidiaries will have a priority over Doral Financial's equity rights in such subsidiaries and the rights of Doral Financial's creditors. This means that if any of Doral Financial's subsidiaries were liquidated, the creditors of the subsidiary would have the right to get paid before any of the creditors of Doral Financial, including bondholders.

ABSENCE OF SECONDARY MARKET FOR THE BONDS

     There is currently no secondary market for the bonds, and there can be no assurance that a secondary market will be developed, or if it does develop, that it will provide bondholders with liquidity for their investment or that it will continue for the life of the bonds.

DORAL FINANCIAL IS NOT RESTRICTED FROM INCURRING ADDITIONAL BORROWINGS OR TAKING OTHER ACTIONS THAT COULD IMPAIR ITS ABILITY TO PAY THE BONDS

     The loan and guaranty agreement between AFICA, Doral Properties and Doral Financial does not restrict Doral Financial from borrowing additional money, making capital expenditures, making acquisitions, transferring or creating liens over its assets, paying dividends or engaging in transactions with affiliates, among others. Doral Financial could take any of these actions in a way that could affect its ability to repay the bonds or result in a downgrade of the rating of the bonds.

REDEMPTION MAY ADVERSELY AFFECT YOUR RETURN ON THE BONDS

     Doral Financial may choose to, in the case of optional redemption, or must, in the case of mandatory redemption, redeem some or all of the bonds at times when prevailing interest rates may be relatively low. If this happens, you generally will not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as that of the bonds.

DORAL FINANCIAL'S CREDIT RATINGS MAY NOT REFLECT ALL RISKS OF AN INVESTMENT IN THE BONDS

     Doral Financial's credit ratings are an assessment of its ability to pay its obligations. Consequently, real or anticipated changes in Doral Financial's credit ratings will generally affect the market value of your bonds. Doral Financial's credit ratings, however, may not reflect the potential impact of all risks related to market or other factors discussed above on the value of your bonds.

FLUCTUATIONS IN INTEREST RATES MAY HURT DORAL FINANCIAL'S BUSINESS

     Interest rate fluctuations are the primary market risk affecting Doral Financial. Changes in interest rates affect the following areas of its business:

     - the number of mortgage loans originated and purchased;

     - the interest income earned on loans and securities;

     - gain on sale of loans;

     - the value of securities holdings; and

     - the value of its servicing asset.

     Increases in Interest Rates Reduce Demand for Mortgage Loans. Higher interest rates increase the cost of mortgage loans to consumers and reduce demand for mortgage loans, which hurts Doral Financial's profits. Reduced demand for mortgage loans results in reduced loan originations by Doral Financial and lower mortgage origination income. Demand for refinance loans is particularly sensitive to increases in interest rates. Doral Financial has for many years relied on refinance loans for a significant portion of its mortgage loan production. For the six months ended June 30, 1999, refinance loans represented approximately 58% of Doral Financial's total dollar volume of loans originated (excluding loans purchased from third parties).

     Increases in Interest Rates Reduce Net Interest Income. Increases in short-term interest rates reduce net interest income, which is an important part of Doral Financial's earnings. Net interest income is the difference between the interest received by Doral Financial on its assets and the interest paid on its borrowings. Most of Doral Financial's assets, like its mortgage loans and mortgage-backed securities, are long-term assets with fixed interest rates. In contrast, most of Doral Financial's borrowings are short-term. When interest rates rise, Doral Financial must pay more in interest while interest earned on its assets does not rise as quickly. This causes profits to decrease.

     Increases in Interest Rates May Reduce or Eliminate Gain on Sale of Mortgage Loans. If long-term interest rates increase between the time Doral Financial commits to or establishes an interest rate on a mortgage loan and the time it sells the loan, Doral Financial may realize a reduced gain or a loss on such sale.

     Increases in Interest Rates May Reduce the Value of Mortgage Loans and Securities' Holdings. Increases in interest rates may reduce the value of Doral Financial's financial assets and have an adverse impact on its earnings and financial condition. Doral Financial owns a substantial portfolio of mortgage loans, mortgage-backed securities and other debt securities with fixed interest rates. The market value of an obligation with a fixed interest rate generally decreases when prevailing interest rates rise.

     Decreases in Interest Rates May Adversely Affect Value of Servicing
Asset. Decreases in interest rates lead to increases in the prepayment of mortgages by borrowers, which may reduce the value of Doral Financial's servicing asset. The servicing asset is the estimated present value of the fees Doral Financial expects to receive on the mortgages it services over their expected term. Doral Financial assigns this value based on what other persons have paid for similar servicing rights in recent transactions. If prepayments increase above expected levels, the value of the servicing asset decreases because the amount of future fees expected to be received by Doral Financial decreases. Doral Financial may be required to recognize this decrease in value by taking a charge against its earnings, which causes its profits to decrease.

DORAL FINANCIAL MAY SUFFER LOSSES FROM MORTGAGE LOANS IT SELLS BUT AS TO WHICH IT RETAINS THE CREDIT RISK

     Doral Financial often retains all or part of the credit risk on sales of mortgage loans that do not qualify for the guarantee programs of GNMA, FNMA or FHLMC and may suffer losses on these loans. Doral Financial suffers losses on these arrangements when foreclosure sale proceeds of the property underlying a defaulted mortgage loan are less than the outstanding principal balance of these loans and the cost of holding and disposing of the related property. As of June 30, 1999, Doral Financial's maximum obligation on mortgage loans it had sold but retained all or part of the credit risk was $640.7 million.

INCREASE IN DORAL FINANCIAL'S ORIGINATIONS OF COMMERCIAL LOANS HAS INCREASED ITS CREDIT RISKS

     Doral Financial's recent increase in originations of mortgage loans secured by income producing residential buildings and commercial properties has increased its credit risks. These loans involve greater credit risks than residential mortgage loans because they are larger in size and more risk is concentrated in a single borrower. The properties securing these loans are also harder to dispose of in foreclosure. For the six month period ended June 30, 1999, Doral Financial originated approximately $109.6 million in mortgage loans secured by income producing residential buildings and commercial properties.

DORAL FINANCIAL IS EXPOSED TO GREATER RISK BECAUSE ITS BUSINESS IS CONCENTRATED IN PUERTO RICO

     Because most of Doral Financial's mortgage loans are secured by properties located in Puerto Rico, Doral Financial is exposed to a greater risk of delinquency or default on these mortgage loans resulting from adverse economic, political or business developments and natural hazard risks that affect Puerto Rico, including hurricanes and earthquakes. If Puerto Rico's real estate market experiences an overall decline in property values, the rates of delinquency, foreclosure, bankruptcy and loss on the mortgage loans would probably increase substantially. This would cause Doral Financial's profitability to decrease.

DORAL FINANCIAL'S BUSINESS WOULD BE DISRUPTED IF ITS COMPUTER SYSTEMS CANNOT WORK PROPERLY WITH YEAR 2000 DATA

     Doral Financial could experience a significant disruption to its business operations that could have an adverse effect on its profitability if its computer systems and the computer systems provided by third party vendors on which it relies are not able to properly perform data calculations in the year 2000. Doral Financial has taken steps that it believes are adequate to make sure this does not happen. However, Doral Financial cannot assure you that these efforts will be completely successful. Problems suffered by providers of basic services, such as telephone, water, sewer and electricity could also have an adverse impact on Doral Financial's daily operations. Doral Financial has revised its existing business interruption contingency plans to address any interruptions of these basic services.

ENFORCEMENT OF REMEDIES UNDER MORTGAGE

     If Doral Financial or Doral Properties fail to comply with their obligations under the loan and guaranty agreement, the trustee may proceed to enforce any remedies under the trust agreement, the loan and guaranty agreement and the mortgage. The enforcement of such remedies may be limited or restricted by laws relating to bankruptcy and rights of creditors generally and by application of general principles of equity applicable to the availability of certain remedies and may be substantially delayed and subject to judicial discretion in the event of litigation or statutory remedy procedures.

     Any foreclosure and other proceedings are dependent, in many respects, upon judicial action which is subject to discretion or delay. Under existing law and judicial decisions, including specifically the United States Bankruptcy Code, the remedies specified by the mortgage may not be readily available or may be limited. In addition, no assurances can be given that the proceeds of any such sale of the Center would be sufficient to pay the principal of, premium, if any, and interest on the bonds at such time due.

                           FORWARD-LOOKING STATEMENTS

     This official statement and prospectus, including information incorporated in this official statement and prospectus by reference, contains certain "forward-looking statements" concerning Doral Financial's operations, performance and financial condition, including its future economic performance, plans and objectives and the likelihood of success in developing and expanding its business. These statements are based upon a number of assumptions and estimates which are subject to significant uncertainties, many of which are beyond the control of Doral Financial. The words "may," "would," "could," "will," "expect," "anticipate," "believe," "intend," "plan," "estimate" and similar expressions are meant to identify these forward-looking statements. Actual results may differ materially from those expressed or implied by these forward-looking statements.

                              RECENT DEVELOPMENTS

     On October 7, 1999, Doral Financial released its unaudited earnings for the quarter and nine months ended September 30, 1999. Doral Financial reported net income of $17.3 million or $0.38 per diluted share for the third quarter of 1999, compared to net income of $13.9 million or $0.33 per diluted share for the third quarter of 1998.

     For the nine months ended September 30, 1999, Doral Financial reported net income of $50.2 million or $1.11 per diluted share, compared to net income of $38.0 million or $0.91 per diluted share for the first nine months of 1998.

     Doral Financial's mortgage loan origination and purchases were $601 million for the quarter ended September 30, 1999 and $2.1 billion for the nine months ended September 30, 1999, compared to $567 million for the quarter ended September 30, 1998 and $1.5 billion for the nine months ended September 30, 1998. Doral Financial's servicing portfolio totaled $7.3 billion as of September 30, 1999.

                                DORAL PROPERTIES

     Doral Properties is a wholly-owned subsidiary of Doral Financial organized on July 21, 1999, under the laws of the Commonwealth of Puerto Rico. It has not had any operations prior to the date of this offering except for the purchase of the two existing buildings constituting a part of the Center which it purchased on October 22, 1999. Such buildings will be leased to third parties through June 30, 2000 under leases that existed at the time of purchase. Doral Properties was organized for the purpose of owning, developing and operating the Doral Financial Center.

                                DORAL FINANCIAL

     Doral Financial Corporation is a bank holding company organized under the laws of the Commonwealth of Puerto Rico. Its main lines of business are described below.

     - Mortgage banking -- Doral Financial is the leading mortgage banking institution in Puerto Rico based on the volume of origination of first mortgage loans secured by single family residences and the size of its mortgage servicing portfolio. Doral Financial conducts this business in Puerto Rico primarily through a division of Doral Financial, HF Mortgage Bankers, and its subsidiaries, Doral Mortgage Corporation, Centro Hipotecario, Inc. and Sana Investment Mortgage Bankers, Inc. Doral Financial also conducts mortgage banking activities in the mainland United States through Doral Mortgage and Doral Money, Inc.

     - Commercial Banking -- Doral Financial conducts this business in Puerto Rico through its subsidiary, Doral Bank. Doral Financial is in the process of opening a new federal savings bank subsidiary in the New York City metropolitan area under the name Doral Bank, FSB which commenced operations on October 4, 1999.

     - Securities services -- Doral Financial conducts this business in Puerto Rico through its broker-dealer subsidiary, Doral Securities, Inc.

     Because Doral Financial is a holding company, the claims of creditors and any preferred stockholders of Doral Financial's subsidiaries will have a priority over Doral Financial's equity rights and the rights of Doral Financial's creditors, including the holders of the bonds, and preferred stockholders to participate in the assets of the subsidiary upon the subsidiary's liquidation.

     Doral Financial's subsidiaries that operate in the banking and securities business can only pay dividends if they are in compliance with the applicable regulatory requirements of federal and state bank regulatory authorities and securities regulators. Doral Financial must also maintain the required capital levels of a bank holding company before it may pay dividends on its stock.

     There are various statutory and regulatory limitations on the extent to which Doral Bank or any other banking subsidiary (including a federal savings association) can finance or otherwise transfer funds to Doral Financial or its nonbanking subsidiaries, either in the form of loans, extensions of credit, investments or asset purchases.

     - Such transfers by Doral Bank or any other banking subsidiary to Doral Financial or any nonbanking subsidiary are limited to 10% of the banking subsidiary's capital and surplus, and with respect to Doral Financial and all such nonbanking subsidiaries, to an aggregate of 20% of the banking subsidiary's capital and surplus.

     - Furthermore, loans and extensions of credit are required to be secured in specified amounts and are required to be on terms and conditions consistent with safe and sound banking practices.

     In addition, there are regulatory limitations on the payment of dividends directly or indirectly to Doral Financial by its subsidiaries. Federal and Puerto Rico authorities also have the right to further limit Doral Bank's payment of dividends.

     Under the policy of the Board of Governors of the Federal Reserve System, a bank holding company is required to act as a source of strength to its subsidiary banks and to commit resources to support such banks. As a result of that policy, Doral Financial may be required to commit resources to Doral Bank, Doral Bank, FSB or any other banking subsidiary created in the future in circumstances in which it might not do so absent such policy. Further, federal bankruptcy law provides that in the event of the bankruptcy of Doral Financial, any commitment by Doral Financial to regulators to maintain the capital of a banking subsidiary will be assumed by the bankruptcy trustee and entitled to priority of payment. Doral Financial has committed with the FDIC to maintain Doral Bank FSB's ratio of tier 1 capital to total assets at a level of not less than 8% throughout its first three years of operations.

                                USE OF PROCEEDS

     The bonds will be issued to finance, in part, (1) the development, construction and equipping of a new nine-floor, 193,709 square feet commercial office building with an adjacent five and a half floor parking structure and (2) the purchase and refurbishing of two existing buildings with approximately 27,305 square feet of space to be used for administrative and support services, including data storage and processing services for Doral Financial and its subsidiaries. The office building will be located on an approximately 7,426 square meters site in the Puerto Nuevo ward of the municipality of San Juan, Puerto Rico, in the commercial sector of Franklin D. Roosevelt Avenue. The other two buildings are located on adjacent parcels of property aggregating approximately 3,143 square meters. The office building, parking facility and the other two buildings are collectively referred to as the Center.

     Approximately $2.1 million of the proceeds will be used to repay the balance of a loan used to finance the purchase of the real property on which the office building is being constructed. This loan bears interest at a fixed rate per annum of 7.55% and had an original maturity date in December 1997 that has been extended on several occasions and currently matures on November 20, 1999.

     Doral Financial and its subsidiaries Doral Bank, Doral Mortgage and Doral Securities intend to relocate their principal offices to the Center and will initially occupy approximately 85 to 90% of the Center. The remaining space will be available for rent. At present, the available rent space is expected to be offered principally to entities who provide legal, consulting and other professional services to Doral Financial. Construction and equipping of the Center is expected to be substantially complete by the fourth quarter of 2001.

     Set forth below are the estimated sources and uses of the proceeds of the bonds.

SOURCES OF FUNDS
Gross AFICA bond proceeds...................................  $44,627,500
Cash contribution by Doral Properties (1)...................      456,000
                                                              -----------

          Total Sources.....................................  $45,083,500
                                                              ===========
USES OF FUNDS
Repayment of land loan......................................  $ 2,135,000
Construction fund...........................................   36,964,570
Capitalized interest fund (2)...............................    4,091,649
Costs of issuance...........................................      741,820
Underwriters' discount......................................      926,636
AFICA fee...................................................      223,825
                                                              -----------

          Total Uses........................................  $45,083,500
                                                              ===========

---------------

(1) Represents costs of issuance in excess of those financed with the bonds.
(2) Represents interest on bonds during the construction of the Center.

                                 CAPITALIZATION

     The following table shows the unaudited indebtedness and capitalization of Doral Financial at June 30, 1999, on an actual basis and as adjusted to give effect to the issuance of the bonds, and the issuance on July 8, 1999 of $200 million of Doral Financial's 8.5% Medium Term Senior Notes due July 8, 2004 and the issuance of $29 million of Senior Notes due in varying amounts from August 31, 2004 through August 31, 2007, and the application of the proceeds thereof. In addition to the indebtedness reflected below, Doral Financial had deposits of $760.1 million as of June 30, 1999. This table should be read together with Doral Financial's Consolidated Financial Statements and related notes incorporated by reference into this official statement and prospectus.

                                                                ACTUAL     AS ADJUSTED
                                                              ----------   -----------
                                                               (DOLLARS IN THOUSANDS)
Short-term borrowings
  Loans payable.............................................  $  331,537   $  311,537
  Short-term portion of notes payable.......................      77,683       39,683
  Short-term portion of securities sold under agreements to
     repurchase.............................................   1,150,484    1,150,484
                                                              ----------   ----------
          Total short-term borrowings.......................  $1,559,704   $1,501,704
                                                              ==========   ==========
Long-term borrowings
  Long-term portion of notes payable........................  $   54,423   $   54,423
  Long-term portion of securities sold under agreements to
     repurchase.............................................     144,557      144,557
  Advances from the Federal Home Loan Bank..................      55,500       55,500
  Senior Notes due 2006.....................................      75,000       75,000
  Medium Term Senior Notes due 2004.........................          --      200,000
  Senior Notes due 2004 through 2007........................          --       29,000
  AFICA bonds...............................................          --       45,425
                                                              ----------   ----------
          Total Long-term Borrowings........................  $  329,480   $  603,905
                                                              ==========   ==========
Stockholders' Equity
  Serial preferred stock, $1 par value, 10,000,000 shares
     authorized; 8,460 shares of 8% Convertible Cumulative
     Preferred Stock issued and outstanding and 1,495,000
     shares of 7% Noncumulative Monthly Income Preferred
     Stock, Series A issued and outstanding.................  $    1,503   $    1,503
  Common Stock, $1.00 par value, 200,000,000 shares
     authorized; 40,484,920 shares issued and 40,428,920
     outstanding(1).........................................      40,485       40,485
  Paid-in capital...........................................     140,822      140,822
  Legal Surplus.............................................       2,499        2,499
  Retained earnings.........................................     181,410      181,410
  Accumulated other comprehensive income, net of taxes(2)...      (6,101)      (6,101)
  Treasury Stock at par value, 56,000 shares held...........         (56)         (56)
                                                              ----------   ----------
          Total stockholders' equity........................  $  360,562   $  360,562
                                                              ==========   ==========

---------------

(1) Does not include up to 1,933,714 shares of Common Stock issuable upon conversion of outstanding shares of 8% Convertible Cumulative Preferred Stock or 435,600 shares of Common Stock subject to stock options.
(2) Consists of unrealized losses on securities available for sale, net of deferred tax.

                            SELECTED FINANCIAL DATA

     The following table shows certain selected consolidated financial and operating data of Doral Financial on a historical basis as of and for the six-month periods ended June 30, 1999 and 1998, and for each of the five years in the period ended December 31, 1998. This information should be read together with Doral Financial's Consolidated Financial Statements and the related notes incorporated by reference in this official statement and prospectus. Financial information for the six-month periods ended June 30, 1999 and 1998 is derived from unaudited financial statements, which, in the opinion of management, include all adjustments necessary for a fair presentation of the results for those periods. These adjustments consist only of normal recurring accruals. Results for the six-month period ended June 30, 1999, are not necessarily indicative of results for the full year. Doral Financial has made certain reclassifications to data for years prior to 1998 to conform to 1998 classifications.

     Net income for 1994 includes the cumulative effect of a change in the method of accounting for unrealized gains and losses on trading securities. When Doral Financial adopted this new accounting pronouncement referred to as SFAS 115 in 1994, it classified approximately $132 million of mortgage-backed securities as trading securities and recognized a net unrealized gain of $1.2 million.

     Net income for the year ended December 31, 1997, reflects a non-cash extraordinary charge to earnings of $12.3 million resulting from the issuance to Popular, Inc., of shares of convertible preferred stock in exchange for the cancellation of $8.5 million of Doral Financial's subordinated debentures owned by Popular, Inc. The charge represented the excess of the fair value of the preferred stock on the date of the exchange over the net carrying amount of the debentures on Doral Financial's financial statements. The return on average assets computed on income before this extraordinary item for the year ended December 31, 1997, would have been 2.19% and the return on average common equity would have been 19.29%.

     The return on average assets ratio is computed by dividing net income by average assets for the period. The return on average common equity ratio is computed by dividing net income by average common stockholders' equity for the period. The average common equity to average assets ratio is computed by dividing average common stockholders' equity by average assets for the period. All ratios have been computed using month end averages. The return on average assets and average common equity ratios for the six-month periods ended June 30, 1999 and 1998, have been presented on an annualized basis. All per share information shown in the table has been adjusted to reflect two-for-one stock splits effected on August 28, 1997 and May 20, 1998.

                                SIX MONTHS
                              ENDED JUNE 30,                               YEAR ENDED DECEMBER 31,
                         -------------------------   --------------------------------------------------------------------
                            1999          1998          1998          1997           1996          1995          1994
                         -----------   -----------   -----------   -----------    -----------   -----------   -----------
                                                (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE DATA)
SELECTED INCOME
STATEMENT DATA:
Interest income.......   $    87,631   $    66,006   $   148,051   $    90,131    $    66,987   $    61,907   $    46,508
Interest expense......        65,788        49,443       114,786        61,438         46,443        43,380        23,252
                         -----------   -----------   -----------   -----------    -----------   -----------   -----------
Net interest income...        21,843        16,563        33,265        28,693         20,544        18,527        23,256
Provision for loan
  losses..............           753           311           883           792            797           352           300
                         -----------   -----------   -----------   -----------    -----------   -----------   -----------
Net interest income
  after provision for
  loan losses.........        21,090        16,252        32,382        27,901         19,747        18,175        22,956
Non-interest income...        61,286        36,239        88,340        45,286         40,846        29,930        25,535
Non-interest
  expense.............        44,446        24,804        60,883        35,390         29,314        26,045        29,746
                         -----------   -----------   -----------   -----------    -----------   -----------   -----------
Income before taxes,
  cumulative effect
  and extraordinary
  item................        37,930        27,687        59,839        37,797         31,279        22,060        18,745
Income taxes..........         4,991         3,586         7,007         5,249          4,238         2,500         2,530
                         -----------   -----------   -----------   -----------    -----------   -----------   -----------

                                SIX MONTHS
                              ENDED JUNE 30,                               YEAR ENDED DECEMBER 31,
                         -------------------------   --------------------------------------------------------------------
                            1999          1998          1998          1997           1996          1995          1994
                         -----------   -----------   -----------   -----------    -----------   -----------   -----------
                                                (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE DATA)
Income before
 cumulative effect and
 extraordinary item...        32,939        24,101        52,832        32,548         27,041        19,560        16,215
Cumulative effect of
  change in accounting
  principle...........            --            --            --            --             --            --         1,215
                         -----------   -----------   -----------   -----------    -----------   -----------   -----------
Income before
  extraordinary
  item................        32,939        24,101        52,832        32,548         27,041        19,560        17,430
Extraordinary item --
  non-cash loss on
  extinguishment of
  debt................            --            --            --        12,317             --            --            --
                         -----------   -----------   -----------   -----------    -----------   -----------   -----------
        Net income....   $    32,939   $    24,101   $    52,832   $    20,231    $    27,041   $    19,560   $    17,430
                         ===========   ===========   ===========   ===========    ===========   ===========   ===========
        Cash dividends
          paid........   $     7,844   $     4,786   $     9,975   $     7,199    $     6,008   $     4,374   $     3,943
                         ===========   ===========   ===========   ===========    ===========   ===========   ===========
SELECTED BALANCE SHEET
  DATA:
Mortgage loans held
  for sale............   $   909,983   $   620,478   $   883,048   $   404,672    $   260,175   $   243,678   $   262,209
Securities held for
  trading, net........       684,673       682,036       606,918       620,288        436,125       418,348       327,960
Securities held to
  maturity............       937,186       155,128       190,778       143,534        107,222        77,945        66,804
Security available for
  sale................        28,862       514,077       408,888       240,876         12,007        14,579            --
Loans receivable,
  net.................       192,756       130,672       166,987       133,055        128,766        51,355        34,809
Total assets..........     3,279,870     2,497,356     2,918,113     1,857,789      1,106,083       917,922       768,019
Loans payable and
  securities sold
  under agreements to
  repurchase..........     1,626,578     1,542,766     1,624,032     1,076,912        568,840       573,754       538,740
Notes payable.........       207,106       174,361       199,733       164,934        152,126        51,682        17,055
Deposits accounts.....       760,096       376,304       533,113       300,494        158,902        95,740        66,471
Stockholders'
  equity..............       360,562       246,233       269,559       186,955        150,531       129,017        90,496
NET INCOME PER COMMON
  SHARE:
Basic:
  Income before
    cumulative effect
    and extraordinary
    item..............   $      0.76   $      0.60   $      1.31   $      0.89    $      0.75   $      0.67   $      0.58
  Cumulative effect...            --            --            --            --             --            --          0.04
  Extraordinary
    item..............            --            --            --         (0.34)            --            --            --
                         -----------   -----------   -----------   -----------    -----------   -----------   -----------
        Net income....   $      0.76   $      0.60   $      1.31   $      0.55    $      0.75   $      0.67   $      0.62
                         ===========   ===========   ===========   ===========    ===========   ===========   ===========
Diluted:
  Income before
    cumulative effect
    and extraordinary
    item..............   $      0.73   $      0.58   $      1.26   $      0.85    $      0.71   $      0.64   $      0.54
  Cumulative effect...            --            --            --            --             --            --          0.04
  Extraordinary
    item..............            --            --            --         (0.32)            --            --            --
                         -----------   -----------   -----------   -----------    -----------   -----------   -----------
        Net income....   $      0.73   $      0.58   $      1.26   $      0.53    $      0.71   $      0.64   $      0.58
                         ===========   ===========   ===========   ===========    ===========   ===========   ===========

                                SIX MONTHS
                              ENDED JUNE 30,                               YEAR ENDED DECEMBER 31,
                         -------------------------   --------------------------------------------------------------------
                            1999          1998          1998          1997           1996          1995          1994
                         -----------   -----------   -----------   -----------    -----------   -----------   -----------
                                                (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE DATA)
OTHER PER SHARE DATA:
Cash dividends:
  Common Stock........   $      0.14   $      0.11   $      0.23   $     0.195    $     0.165   $     0.145   $      0.13
  10 1/2% Preferred
    Stock.............            --            --            --            --    $    0.3825   $      1.05   $      1.05
  8% Convertible
    Cumulative
    Preferred Stock...   $     40.00   $     40.00   $     80.00   $     15.33             --            --            --
  7% Noncumulative
    Preferred Stock...   $      1.24            --            --            --             --            --            --
Weighted average
  common shares
  outstanding:
  Basic...............    40,428,920    39,445,130    39,941,068    36,680,158     36,266,244    29,231,680    27,770,936
  Diluted.............    42,435,528    41,400,647    41,928,186    38,728,632     38,725,072    31,040,540    30,307,856
OPERATING DATA:
Mortgage loans
  originated and
  purchased...........   $ 1,453,000   $   931,000   $ 2,313,000   $ 1,037,000    $   817,000   $   636,000   $   824,000
  Loan servicing
    portfolio.........   $ 7,012,000   $ 5,140,000   $ 6,186,000   $ 4,655,000    $ 3,068,000   $ 2,668,000   $ 2,644,000
SELECTED RATIOS:
Return on average
  assets..............          2.14%         2.21%         2.17%         1.37%          2.68%         2.32%         2.78%
Return on average
  common equity.......         22.10%        22.25%        21.65%        11.99%         19.35%        17.82%        20.82%
Average common equity
  to average assets...          9.13%         9.46%        10.00%        11.39%         13.81%        13.02%        13.35%

                            DESCRIPTION OF THE BONDS

GENERAL

     The bonds will be issued under a trust agreement between AFICA and Citibank, N.A., as trustee. The bonds will be dated the date of their issuance and will bear interest at such rates and will mature, subject to the rights of redemption described below, in such amounts on June 1 and December 1 of such years, as set forth on the inside front cover page of this official statement and prospectus. Interest on the bonds will be paid to you on the first day of each month commencing on December 1, 1999 until maturity or prior redemption. Additionally, interest will be paid to you at maturity or redemption. Interest will be computed using a 360-day year of twelve 30-day months.

     The bonds will be issued as fully registered bonds without coupons in denominations of $5,000 or any integral multiple thereof. The bonds will be registered under the DTC book-entry only system described below. Therefore, you will not receive a certificate for any bonds you purchase. The principal or redemption price of and interest on the bonds will be payable as described below under "Book-Entry Only System."

BOOK-ENTRY ONLY SYSTEM

     The following information concerning DTC and DTC's book-entry system has been obtained from DTC. AFICA, Doral Financial, Doral Properties and the Underwriters do not take any responsibility for the accuracy thereof.

     DTC will act as securities depository for the bonds. The bonds will be issued as fully registered bonds in the name of Cede & Co., DTC's partnership nominee. One fully registered bond will be issued for each maturity of the bonds in the aggregate principal amount of such maturity, and will be deposited with DTC.

     DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants (the "Direct Participants") deposit with DTC. DTC also facilitates the settlement of securities transactions among Direct Participants, such as transfers and pledges, in deposited securities through electronic book-entry changes in accounts of the Direct Participants, thereby eliminating the need for physical movement of securities. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of the Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as banks, brokers, dealers and trust companies that clear transactions through or maintain a custodial relationship with a Direct Participant either directly or indirectly (the "Indirect Participants;" and together with the Direct Participants, the "Participants"). The rules applicable to DTC and its Participants are on file with the Commission.

     Purchases of bonds under the DTC system must be made by or through Direct Participants which will receive a credit for the bonds on DTC's records. The ownership interest of each actual purchaser of each bond ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the bonds are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the bonds, except in the event that use of the DTC system for the bonds is discontinued.

     To facilitate subsequent transfers, all bonds deposited by Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of bonds with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the bonds. DTC's records reflect only the identity of the Direct Participants to whose accounts such bonds are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Redemption notices shall be sent to Cede & Co. If less than all of the bonds of any maturity are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in such maturity to be redeemed.

     Neither DTC nor Cede & Co. will consent or vote with respect to the bonds. Under its usual procedures, DTC mails an "Omnibus Proxy" to AFICA as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the bonds are credited on the record date, identified in a listing attached to the Omnibus Proxy.

     Principal of and redemption premium, if any, and interest payments on the bonds will be made to DTC. DTC's practice is to credit Direct Participants' accounts on each Payment Date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on such date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC, the trustee, Doral Financial, Doral Properties or AFICA, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to DTC is the responsibility of the trustee, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

     Each person for which a Participant acquires an interest in the bonds, as nominee, may desire to make arrangements with such Participant to receive a credit balance in the records of such Participant, and may desire to make arrangements with such Participant to have all notices of redemption or other communications to DTC, which may affect such persons, forwarded in writing by such Participant and to have notification made of all interest payments.

     DTC may discontinue providing its services as securities depository with respect to the bonds at any time by giving reasonable notice to AFICA or the trustee. In such event, AFICA will try to find a substitute securities depository and, if unsuccessful, definitive bonds will be printed and delivered. In addition, AFICA, in its sole discretion and without the consent of any other person, may terminate the services of DTC as securities depository with respect to the bonds if AFICA determines that Beneficial Owners of such bonds shall be able to obtain definitive bonds. In such event, definitive bonds will be printed and delivered as provided in the trust agreement and registered in accordance with the instructions of the Beneficial Owners.

     So long as Cede & Co., as nominee of DTC, or any other nominee of DTC, is the registered owner of the bonds, all references herein to the bondholders or registered owners of the bonds, other than under the heading "Taxation", shall mean Cede & Co., or such other nominee, in the capacity of nominee for DTC, and shall not mean the Beneficial Owners of the bonds.

     When reference is made to any action which is required or permitted to be taken by the Beneficial Owners, such reference shall only relate to those permitted to act, by statute, regulation or otherwise, on behalf of such Beneficial Owners for such purposes. When notices are given, they shall be sent by AFICA or the trustee to DTC only.

     For every registration of transfer or exchange of the bonds, the Beneficial Owner may be charged a sum sufficient to cover any tax, fee or other governmental charge that may be imposed in relation thereto.

     AFICA, THE TRUSTEE, DORAL PROPERTIES AND DORAL FINANCIAL SHALL HAVE NO RESPONSIBILITY OR OBLIGATION TO ANY PARTICIPANT OR ANY BENEFICIAL OWNER WITH RESPECT TO (1) THE ACCURACY OF ANY RECORDS MAINTAINED BY DTC OR ANY DIRECT PARTICIPANT OR INDIRECT PARTICIPANT, AS DESCRIBED ABOVE; (2) THE PAYMENT OR TIMELINESS OF PAYMENT BY DTC OR ANY DIRECT PARTICIPANT OR INDIRECT PARTICIPANT OF ANY AMOUNT DUE TO ANY BENEFICIAL OWNER IN RESPECT OF THE PRINCIPAL AMOUNT OR REDEMPTION PRICE OF OR INTEREST ON THE BONDS; (3) THE DELIVERY OR TIMELINESS OF DELIVERY BY DTC OR ANY DIRECT PARTICIPANT OR INDIRECT PARTICIPANT OF ANY NOTICE TO ANY BENEFICIAL OWNER WHICH IS REQUIRED OR PERMITTED UNDER THE TERMS OF THE TRUST AGREEMENT TO BE GIVEN TO BONDHOLDERS; (4) THE SELECTION OF THE BENEFICIAL OWNERS TO RECEIVE PAYMENT IN THE EVENT OF ANY PARTIAL REDEMPTION OF THE BONDS; OR (5) ANY CONSENT GIVEN OR OTHER ACTION TAKEN BY DTC AS BONDHOLDER.

     In the event that the book-entry only system is discontinued and the Beneficial Owners become registered owners of the bonds, the following provisions will apply: The principal of the bonds and premium, if any, thereon when due will be payable upon presentation of the bonds at the corporate trust office of the trustee in San Juan, Puerto Rico, and interest on the bonds will be paid by check mailed to the persons who were the registered owners as of the 15th day of the month immediately preceding the related interest payment date, as provided in the trust agreement. Bonds may be exchanged for an equal aggregate principal amount of bonds in other authorized denominations and of the same maturity and interest rate, upon surrender thereof at the trustee's corporate trust office in San Juan, Puerto Rico. The transfer of any bond may be registered only upon surrender thereof to the trustee along with a duly executed assignment in form satisfactory to the trustee. Upon any such registration of transfer, a new bond or bonds of authorized denominations in an equal aggregate principal amount, of the same maturity, bearing interest at the same rate and registered in the name of the transferee will be executed by AFICA and authenticated by the trustee. No charge may be made to the bondholders for any exchange or registration of transfer of the bonds, but any bondholder requesting any such exchange shall pay any tax or other governmental charge required to be paid with respect to such exchange or registration of transfer. The trustee will not be required to exchange or to register the transfer of any bond during the period of 15 days preceding the date of giving of notice of redemption or after any bond or portion thereof has been selected for redemption.

     Year 2000 Matters. DTC management is aware that some computer systems for processing data ("Systems") that are dependent upon calendar dates, including dates before, on, and after January 1, 2000, may encounter "Year 2000 problems." DTC has informed its Participants and other members of the financial community (the "Industry") that it has developed and is implementing a program so that its Systems, as the same relate to the timely payment of distributions, including principal and interest payments, to security holders, book-entry deliveries, and settlement of trades within DTC, continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, DTC's program includes a testing phase, which is expected to be completed within appropriate time frames.

     However, DTC's ability to perform properly its services is also dependent upon other parties, including but not limited to issuers and their agents, as well as Direct Participants, Indirect Participants and third party vendors from whom DTC licenses software and hardware, and third party vendors on whom DTC relies for information or the provision of services, including telecommunication and electrical utility service providers, among others. DTC has informed the Industry that it is contacting, and will continue to contact, third party vendors from whom DTC acquires services to: (1) impress upon them the importance of such services being Year 2000 compliant; and (2) determine the extent of their efforts for Year 2000 remediation and, as appropriate, testing, of their services. In addition, DTC is in the process of developing such contingency plans as it deems appropriate.

     According to DTC, the foregoing information with respect to DTC has been provided to the Industry for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.

MANDATORY REDEMPTION

     Amortization Requirements. Under the trust agreement, Doral Properties is subject to certain amortization requirements which require it to redeem a specified principal amount of term bonds each year commencing on June 1, 2010. Pursuant to these amortization requirements, some of the term bonds will be redeemed semiannually at a price equal to the principal amount thereof plus accrued interest to the redemption date beginning June 1, 2010, in the case of the term bonds due December 1, 2014, June 1, 2015, in the case of the term bonds due June 1, 2026, and December 1, 2026, in the case of the term bonds due December 1, 2029. The principal amount to be redeemed and the date of redemption is the following:

      TERM BONDS DUE 2014                TERM BONDS DUE 2026               TERM BONDS DUE 2029
--------------------------------    ------------------------------    ------------------------------
        DATE             AMOUNT           DATE            AMOUNT            DATE            AMOUNT
        ----             ------           ----            ------            ----            ------
June 1, 2010            $480,000    June 1, 2015        $  665,000    December 1, 2026     1,415,000
December 1, 2010         495,000    December 1, 2015       690,000    June 1, 2027         1,465,000
June 1, 2011             510,000    June 1, 2016           715,000    December 1, 2027     1,515,000
December 1, 2011         530,000    December 1, 2016       740,000    June 1, 2028         1,570,000
June 1, 2012             545,000    June 1, 2017           765,000    December 1, 2028     1,625,000
December 1, 2012         565,000    December 1, 2017       790,000    June 1, 2029         1,680,000
June 1, 2013             585,000    June 1, 2018           815,000    December 1, 2029     1,730,000
December 1, 2013         605,000    December 1, 2018       845,000
June 1, 2014             625,000    June 1, 2019           875,000
December 1, 2014         645,000    December 1, 2019       905,000
                                    June 1, 2020           935,000
                                    December 1, 2020       970,000
                                    June 1, 2021         1,000,000
                                    December 1, 2021     1,035,000
                                    June 1, 2022         1,070,000
                                    December 1, 2022     1,110,000
                                    June 1, 2023         1,145,000
                                    December 1, 2023     1,185,000
                                    June 1, 2024         1,230,000
                                    December 1, 2024     1,270,000
                                    June 1, 2025         1,315,000
                                    December 1, 2025     1,360,000
                                    June 1, 2026         1,405,000

     Taking into account the above amortization requirements, the average life of the term bonds due December 1, 2014 will be 12.97 years, the average life of the term bonds due June 1, 2026 will be 21.82 years and the average life of the term bonds due December 1, 2029 will be 28.65 years.

     Doral Properties or Doral Financial, at their option, may direct the trustee to credit against the bonds of any maturity required to be redeemed the principal amount of bonds of the same maturity purchased by Doral Properties or Doral Financial and delivered to the trustee for cancellation, or redeemed pursuant to the optional redemption provisions of the trust agreement.

     Event of Taxability. The bonds are further subject to mandatory redemption in whole at a price equal to the principal amount thereof plus accrued and unpaid interest to the redemption date (1) upon the failure of Doral Properties to comply with the covenant described under "Covenant as to Maintenance of Source of Income" on page 22 of this official statement and prospectus if as a result of such failure the interest on the bonds becomes subject to federal taxation for Puerto Rico residents or (2) if Doral Properties or Doral Financial shall take any other action which shall cause interest on the bonds to become subject to federal taxation for Puerto Rico residents. No such mandatory redemption shall be required as a result of a change in the tax laws in force on the date of issuance of the bonds.

     Condemnation, Destruction or Damage of the Center. The bonds will be subject to mandatory redemption, in whole or in part, at a price equal to the principal amount thereof plus accrued and unpaid interest up to the redemption date upon the occurrence of an event of condemnation of, damage to, or destruction of, the Center or any portion thereof to the extent and as provided in the pledge agreement described below. Any such redemption will be effected on the next interest payment date occurring not less than 45 days after receipt by the trustee of written notice from Doral Properties that the insurance or condemnation proceeds received by the trustee as a result of any such event will not be used to restore the Center or any portion thereof, pursuant to the terms and conditions set forth in the pledge agreement. In such event, the trustee will use the insurance or condemnation proceeds, as applicable, and other moneys available to Doral Properties or Doral Financial in the case of redemption in whole, to redeem the bonds as provided in the trust agreement.

     Excess Bond Proceeds. The bonds will also be redeemed, in part, at a price equal to the principal amount thereof plus accrued interest to the redemption date, with any bond proceeds that have not been used at the earlier of (1) the end of construction, (2) the third anniversary of the date of issuance of the bonds and (3) the receipt by the trustee of notice that the Center will not be completed.

     Cessation of Operation of Center as an Industrial Facility. The bonds will be redeemed, in whole, at a price equal to the principal amount thereof plus accrued interest to the redemption date, if the Center ceases to operate as an Industrial Facility for purposes of AFICA's enabling law.

OPTIONAL REDEMPTION

     The bonds may be redeemed by Doral Properties at its option, in whole or in part, at any time on or after December 1, 2009, on any date selected by Doral Properties occurring not less than 45 days from the date the notice of redemption is received by the trustee, and in the order of maturity determined by Doral Properties, at the redemption prices set forth below (expressed as percentages of the principal amount of such bonds), plus accrued interest to the redemption date:

                     REDEMPTION PERIOD                        REDEMPTION
                   (ALL DATES INCLUSIVE)                        PRICE
------------------------------------------------------------  ----------
December 1, 2009 to November 30, 2010.......................     102%
December 1, 2010 to November 30, 2011.......................     101%
December 1, 2011 and thereafter.............................     100%

EXTRAORDINARY OPTIONAL REDEMPTION

     The bonds may be redeemed by Doral Properties at its option, in whole or in part, and if in part, in such order of maturity as directed by Doral Properties, on any date selected by Doral Properties occurring not less than 45 days from the date the notice of redemption is received by the trustee, at a redemption price equal to the principal amount thereof, without premium, plus accrued interest to the date fixed for redemption, if any of the following events shall have occurred:

          (1) The Center shall have been damaged or destroyed to such an extent that in the opinion of Doral Properties it cannot be reasonably restored or repaired within a period of six months, or Doral Properties is thereby prevented or will likely be prevented from causing its normal operation for a period of six months or more, or its restoration and repair would not be economically feasible; or

          (2) Use or control of the Center shall have been taken under the exercise of the power of eminent domain to such an extent that Doral Properties is, or in its opinion would likely be, thereby prevented from causing the normal operation of the Center for a period of six months or more; or

          (3) As a result of any change in the Constitution or laws of the United States of America or Puerto Rico or of legislative or administrative action of the United States of America or Puerto Rico or any political subdivision, or any judicial action or regulatory action or inaction, the loan and guaranty agreement or the trust agreement, in the opinion of Doral Properties, shall have become void or unenforceable or impossible of performance in any material respect, or use or occupancy of all or a significant part of the Center shall, in the opinion of Doral Properties, have been legally curtailed for six months or more, or, in the opinion of Doral Properties, unreasonable burdens or excessive liabilities with respect to the Center or the bonds shall have been imposed.

NOTICE AND EFFECT OF REDEMPTION; PARTIAL REDEMPTION

     At least 30 days before any redemption date, notice thereof will be sent by the trustee via first-class mail, postage prepaid, to DTC, or if the book-entry only system is discontinued as described above, by first-class mail, postage prepaid, to the registered owners of the bonds to be redeemed. If less than all of the bonds are called for redemption, the particular bonds or portions thereof to be redeemed will be selected as provided below, except that so long as the book-entry only system shall remain in effect, in the event of any such partial redemption, DTC shall reduce the credit balances of the applicable DTC Participants in respect of the bonds, and such Participants shall in turn select those beneficial owners whose ownership interests are to be extinguished by such partial redemption, each by such method as DTC or such Participants, as the case may be, in their sole discretion deem fair and appropriate.

     Each notice of redemption shall set forth:

     (1) the redemption date;

     (2) the redemption price;

     (3) if fewer than all of the bonds then outstanding shall be called for redemption, the distinctive numbers and letters, if any, of such bonds to be redeemed and, in the case of bonds to be redeemed in part only, the portion of the principal amount thereof to be redeemed;

     (4) that on the date fixed for redemption such redemption price will become due and payable upon each bond or portion thereof called for redemption, and that interest thereon shall cease to accrue on and after said redemption date; and

     (5) the place where such bonds or portions thereof called for redemption are to be surrendered for payment of such redemption price.

     In case any bond is to be redeemed in part only, the notice of redemption shall state also that on or after the redemption date, upon surrender of such bond, a new bond or bonds in principal amount equal to the unredeemed portion of such bonds will be issued. Failure to mail such notice to any bondholder or any defect in any notice so mailed shall not affect the validity of the proceedings for the redemption of the bonds of any other bondholders.

     Except with respect to the mandatory redemption of the term bonds in accordance with the amortization requirements described above, if less than all of the outstanding bonds shall be called for redemption, Doral Properties shall determine the principal amount of each maturity of the bonds to be redeemed. If less than all bonds of one maturity are to be redeemed, the bonds, or portions thereof, to be redeemed will be selected by the trustee by such method as it deems fair and appropriate in integral multiples of $5,000.

     If notice of redemption is given and if sufficient funds are on deposit with the trustee to provide for the payment of the principal of and premium, if any, and interest on the bonds to be redeemed, then the bonds so called for redemption will, on the redemption date, cease to bear interest and shall no longer be deemed outstanding or be entitled to any benefit or security under the trust agreement.

SOURCES OF PAYMENT AND SECURITY FOR THE BONDS

     Bonds Limited Obligations of AFICA. The bonds are limited obligations of AFICA payable solely from monies derived pursuant to the loan and guaranty agreement. The bonds will not constitute a charge against the general credit of AFICA and will not constitute an indebtedness of the government of Puerto Rico or any of its political subdivisions other than AFICA.

     The Loan and Guaranty Agreement. Under the loan and guaranty agreement, Doral Properties will agree to deposit with the trustee in a bond fund established under the trust agreement amounts sufficient to pay, together with the amounts then on deposit therein, principal of and premium, if any, and interest on the bonds. Such deposit must be made on the business day immediately preceding the day on which the corresponding amounts of principal, premium, if any, and interest are due and payable. Pursuant to the trust agreement, AFICA will assign its interest in the loan agreement, except certain rights of AFICA to indemnification, exemption from liabilities, notices and the payment of costs and expenses, to the trustee as security for the bonds.

     Guaranty of Doral Financial. Under the loan and guaranty agreement, Doral Financial has agreed to guarantee the payments required to be made by Doral Properties, which include payment of principal of, premium, if any, and interest on the bonds, when and as the same become due and payable. The guarantee is absolute and unconditional, and not subject to any circumstance that might otherwise constitute a legal or equitable discharge of a guarantor. Subject to the provisions of the trust agreement, holders of the bonds may proceed directly against Doral Financial in the event of default under the bonds without first proceeding against Doral Properties. The guaranty will rank on an equal rank with other unsecured and unsubordinated obligations of Doral Financial.

     Mortgage on Center.  The bonds will be secured by a pledge of a mortgage note in an amount equal to the aggregate principal amount of the bonds and bearing interest at the rate of 7% per annum. The mortgage note will be secured by a first priority mortgage lien on the Center, subject only to easements and certain other real property rights which do not materially and adversely affect the operation of the Center.

     The mortgage note will be pledged to AFICA pursuant to a pledge agreement as security for the obligations of Doral Properties and Doral Financial under the loan and guaranty agreement. AFICA will assign its rights under the pledge agreement, the mortgage and the mortgage note to the trustee for the benefit of the bondholders.

     A mortgagee title insurance policy insuring the mortgage as a first priority lien on the Center, subject only to easements, restrictive covenants and other real property rights which do not materially and adversely affect the operations of the Center, will be delivered on the date of issuance of the bonds in an amount equal to the aggregate principal amount of the bonds.

                   SUMMARY OF THE LOAN AND GUARANTY AGREEMENT

     The following briefly summarizes the material provisions of the loan and guaranty agreement among AFICA, Doral Properties and Doral Financial. This summary is not complete. You should read the more detailed provisions of the loan and guaranty agreement for provisions that may be important to you. A copy of the loan and guaranty agreement is filed as an exhibit to the registration statement of which this official statement and prospectus is a part.

     Pursuant to the loan and guaranty agreement, AFICA will loan the proceeds from the sale of the bonds to Doral Properties to finance a portion of the cost of construction of the Center. Doral Properties will agree to make payments directly to the trustee which, together with amounts then held in the bond fund established under the trust agreement will be sufficient to make the payments of principal of and premium, if any, and interest on the bonds as the same become due at maturity, upon redemption or acceleration. Such deposit must be made on or prior to the date on which the corresponding amounts of principal, premium, if any, and interest are due and payable. (Section 4.01) Doral Financial has unconditionally guaranteed Doral Properties' obligations under the loan and guaranty agreement, including Doral Properties' obligation to make such payments. (Section 4.08)

ASSIGNMENT BY AFICA

     AFICA will assign all of its rights, title and interest in the loan and guaranty agreement and will pledge and assign to the trustee any payments, receipts and revenues receivable by it under or pursuant to the loan and guaranty agreement and the income earned by the investment of funds held under the trust agreement, as security for payment of the principal of and premium, if any, and interest on the bonds. Except as provided in the preceding sentence, AFICA will not sell, assign or otherwise dispose of its interest in the loan and guaranty agreement. (Section 6.03)

MAINTENANCE AND OPERATION OF THE CENTER

     Doral Properties will cause the Center to be operated as an Industrial Facility, as defined in the Act, and to be maintained, preserved and kept in good repair, working order and condition and will from time to time cause to be made all reasonably necessary and proper repairs, replacements and renewals; provided, however, that Doral Properties will have no obligation to cause to be maintained, preserved, repaired, replaced or renewed any element or unit of the Center, the maintenance, repair, replacement or renewal of which becomes uneconomic to Doral Properties because of damage or destruction or obsolescence, or change in economic or business conditions or change in government standards and regulations. Doral Properties shall not permit, commit or suffer any waste of the whole or any major part of the Center and shall not use or permit the use of the Center, or any part thereof, for any unlawful purpose or permit any nuisance to exist thereon. (Section 4.03)

COVENANT AS TO EXISTENCE, CONSOLIDATION, MERGER OR SALE

     Doral Properties and Doral Financial will maintain their existence, will not dispose of all or substantially all of their assets and will not acquire, consolidate with or merge into another person; provided, however, that Doral Properties or Doral Financial may acquire, consolidate with or merge into another person, or transfer to another person all or substantially all of their assets and thereafter dissolve, if:

          (1) the successor or transferee is solvent and irrevocably and unconditionally assumes in writing all the obligations of Doral Properties or Doral Financial, as the case may be, under the loan and guaranty agreement and the trust agreement; and

          (2) immediately after such consolidation, merger or transfer none of Doral Properties, such successor or transferee, if other than Doral Properties, or Doral Financial shall be in default in the performance or observance of any duties, obligations or covenants under the loan and guaranty agreement, including the Source of Income Requirements discussed below under "Covenant as to Maintenance of Source of Income." (Section 5.01)

SALE, TRANSFER OR ENCUMBRANCE OF THE CENTER

     Doral Properties may sell or otherwise transfer or encumber the Center, in whole or in part, without the consent of AFICA or the trustee, if it meets the following requirements:

          (1) Doral Properties shall, prior to such sale, transfer or encumbrance of the Center, notify AFICA and the trustee;

          (2) prior to the proposed sale, transfer or encumbrance of the Center, AFICA and the trustee are provided with proof satisfactory to them by Doral Properties that the proposed transaction will not adversely affect the income tax treatment of interest received on the bonds by bondholders; and

          (3) the purchaser shall, in a certificate delivered to AFICA and the trustee, which certificate shall be in a form reasonably satisfactory to AFICA and the trustee, expressly agree to perform all of the obligations of Doral Properties under the mortgage and the pledge agreement.

     No sale or other transfer or encumbrance of the Center shall relieve Doral Properties or Doral Financial of their obligations under the loan and guaranty agreement, including the obligation to make the payments required thereby. (Section 6.01)

ASSIGNMENT OF LOAN AND GUARANTY AGREEMENT BY DORAL PROPERTIES

     Doral Properties may, by operation of law or otherwise, assign its interest in the loan and guaranty agreement and in the pledge agreement and the mortgage, in whole or in part, without the consent of AFICA or the trustee, if it meets the following requirements:

          (1) Doral Properties shall, prior to such assignment, notify AFICA and the trustee;

          (2) prior to the proposed assignment, the trustee is provided with proof satisfactory to it by Doral Properties that such assignment or the terms thereof will not affect adversely affect the income tax treatment of interest received on the bonds by bondholders;

          (3) the assignee shall, in a certificate delivered to AFICA and the trustee, which certificate shall be in a form reasonably satisfactory to AFICA and the trustee, expressly agree to pay and to perform all of the obligations of Doral Properties under the loan and guaranty agreement, the pledge agreement and the mortgage; and

          (4) the assignee shall deliver to AFICA and the trustee a certificate executed by its chief financial officer (or other executive officer performing similar functions) stating that none of the obligations, covenants and performances under the loan and guaranty agreement, the pledge agreement and the mortgage assumed by it will conflict with or constitute on the part of such assignee a breach of, or default under, any indenture, mortgage, agreement or other instrument to which such assignee is a party or by which it is bound, or under any existing law, rule, regulation, judgment, order or decree to which such assignee is subject.

     The provisions of clauses (3) and (4) above shall not apply to any assignment of the loan and guaranty agreement, the pledge agreement or the mortgage in which all the parties consist of Doral Properties, Doral Financial or any of their respective subsidiaries.

     Notwithstanding any of the foregoing, no assignment of the loan and guaranty agreement or of the pledge agreement or the mortgage shall relieve Doral Properties or Doral Financial of their obligations under the loan and guaranty agreement, the pledge agreement or the mortgage, including the obligation to make the payments required thereby. (Section 6.02)

COVENANT AS TO MAINTENANCE OF SOURCE OF INCOME

     Doral Properties will covenant under the loan and guaranty agreement that during each taxable year while the bonds are outstanding it will comply with the requirements of the U.S. internal revenue code so that all interest paid or payable on the bonds will constitute income from sources within Puerto Rico under the general source of income rules of the U.S. internal revenue code as in effect on the date of issuance of the bonds (the "Source of Income Requirements").

     Under the loan and guaranty agreement, Doral Properties will be required to cause its independent accountants to submit, no later than the 120th day after the close of each of its taxable years, a report stating whether in connection with their audit of the books and records of Doral Properties, Doral Properties failed to comply with any of the Source of Income Requirements during the taxable year just ended or such other applicable period. If the independent accountants' report should state that in the course of their audit Doral Properties failed to comply with any of the Source of Income Requirements during the immediately preceding taxable year or such other applicable period or if Doral Properties provides the trustee with a certificate that indicates that Doral Properties failed to comply with the Source of Income Requirements, or that Doral Properties or Doral Financial has taken any other action which shall cause interest on the bonds to become subject to federal taxation for Puerto Rico residents, the trustee shall within five business days from the date of receipt of such independent accountant's report or certificate of Doral Properties, send written notice thereof to Doral Properties and each person who was a bondholder during the preceding taxable year thereof. (Section 5.10)

LIMITATIONS ON LIENS AND DISPOSITION OF STOCK OF PRINCIPAL MORTGAGE BANKING SUBSIDIARIES

     The loan and guaranty agreement provides that Doral Financial will not, and will not permit any Subsidiary to, incur, issue, assume or guarantee any indebtedness for money borrowed if such indebtedness is secured by a pledge of, lien on, or security interest in any shares of Voting Stock of any Principal Mortgage Banking Subsidiary, without providing that the bonds and, at Doral Financial's option, any other indebtedness ranking equally with the bonds, shall be secured equally and ratably with such indebtedness. This limitation shall not apply to (1) indebtedness secured by a pledge of, lien on or security interest in any shares of Voting Stock of any corporation at the time it becomes a Principal Mortgage Banking Subsidiary and (2) liens for taxes or assessments or governmental charges or levies not then due and delinquent or the validity of which is being contested in good faith or which are less than $5,000,000 in amount, liens created by or resulting from any litigation or legal proceeding which is currently being contested in good faith by appropriate proceedings or which involve claims of less than $5,000,000, or deposits to secure (or in lieu of) surety, stay, appeal or customs bonds. (Section 5.15)

     The loan and guaranty agreement also provides that Doral Financial will not sell, assign, transfer or otherwise dispose of any shares of, securities convertible into or options, warrants or rights to subscribe for or purchase shares of, Voting Stock (other than directors' qualifying shares) of any Principal Mortgage Banking Subsidiary and will not permit any Principal Mortgage Banking Subsidiary to issue (except to Doral Financial) any shares of, securities convertible into or options, warrants or rights to subscribe for or purchase shares of, Voting Stock of any Principal Mortgage Banking Subsidiary, except for sales, assignments, transfers or other dispositions that:

     - are for fair market value on the date thereof, as determined by the Board of Directors of Doral Financial (which determination shall be conclusive) and, after giving effect to such disposition and to any possible dilution, Doral Financial will own not less than 80% of the shares of Voting Stock of such Principal Mortgage Banking Subsidiary then issued and outstanding free and clear of any security interest;

     - are made in compliance with an order of a court or regulatory authority of competent jurisdiction, as a condition imposed by any such court or authority permitting the acquisition by Doral Financial, directly or indirectly, of any other mortgage banking institution or entity the activities of which are legally permissible for a bank holding company or a subsidiary thereof to engage in, or as an undertaking made to such authority in connection with such an acquisition;

     - are made where such Principal Mortgage Banking Subsidiary, having obtained any necessary regulatory approvals, unconditionally guarantees payment when due of the principal of and premium, if any, and interest on the bonds; or

     - are made to Doral Financial or any wholly-owned subsidiary if such wholly-owned subsidiary agrees to be bound by this covenant and Doral Financial agrees to maintain such wholly-owned subsidiary as a wholly-owned subsidiary.

     Notwithstanding the foregoing, any Principal Mortgage Banking Subsidiary may be merged into or consolidated with another mortgage banking institution organized under the laws of the United States, any state thereof, Puerto Rico or the District of Columbia if, after giving effect to such merger or consolidation, Doral Financial or any wholly-owned subsidiary owns at least 80% of the Voting Stock of such other mortgage banking institution then issued and outstanding free and clear of any security interest and if, immediately after giving effect thereto and treating any such resulting institution thereafter as a Principal Mortgage Banking Subsidiary and as a Subsidiary for purposes of the loan and guaranty agreement, no event of default, and no event that, after the giving of notice or lapse of time or both, would become an event of default under the loan and guaranty agreement, has occurred and is continuing. (Section 5.16)

     "Principal Mortgage Banking Subsidiary" means a Subsidiary, including its Subsidiaries, that is principally engaged in the mortgage banking business and meets any of the following conditions:

     - Doral Financial's and its other Subsidiaries' investments in and advances to the Subsidiary exceed 30 percent of the total assets of Doral Financial and its Subsidiaries consolidated as of the end of the most recently completed fiscal year;

     - Doral Financial's and its other Subsidiaries' proportionate share of the total assets of the Subsidiary after intercompany eliminations exceeds 30 percent of the total assets of Doral Financial and its Subsidiaries consolidated as of the end of the most recently completed fiscal year; or

     - Doral Financial's and its other Subsidiaries' equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principles of the Subsidiary exceeds 30 percent of such income of Doral Financial and its Subsidiaries consolidated for the most recently completed fiscal year.

     "Principal Mortgage Banking Subsidiary" does not include, however, any Subsidiary that is a bank or savings association unless Doral Financial transfers to such bank or savings association the mortgage banking business conducted by Doral Mortgage Corporation or Doral Financial's HF Mortgage Bankers Division as of the date of this official statement and prospectus.

     "Subsidiary" means any corporation of which securities entitled to elect at least a majority of the corporation's directors shall at the time be owned, directly or indirectly, by Doral Financial, and/or one or more Subsidiaries.

     "Voting Stock" means capital stock the holders of which have general voting power under ordinary circumstances to elect at least a majority of the board of directors of a corporation, except capital stock that carries only the right to vote conditioned on the happening of an event regardless of whether such event shall have happened. (Section 1.01)

INDEMNITY

     Under the loan and guaranty agreement, Doral Properties and Doral Financial will also agree to indemnify AFICA against any claims or liabilities arising from the construction and operation of the Center or its participation in the financing of the Center and certain other liabilities, and will agree to pay the fees and expenses of AFICA and the trustee. (Section 4.05)

EVENTS OF DEFAULT AND REMEDIES

     Each of the following is an event of default under the loan and guaranty agreement:

          (1) failure to pay the principal of, and premium, if any, on the bonds when the same shall become due and payable or failure to pay interest on the bonds after the same become due and payable and the continuation of such failure to pay interest for a period of five days;

          (2) failure to make any other payments (excluding payments with respect to the principal of, premium, if any, and interest on the bonds) required under the loan and guaranty agreement, the pledge agreement, the mortgage and the mortgage note if such failure shall continue for a period of 30 days after written notice thereof, unless a written extension is granted by the trustee prior to its expiration;

          (3) failure by Doral Properties or Doral Financial to observe or perform certain other covenants, conditions or agreements under the loan and guaranty agreement, the pledge agreement, the mortgage or the mortgage note, other than a default described in (1) or (2) above, and continuation of such failure for 90 days after written notice thereof, unless a written extension thereof is granted by the trustee prior to its expiration, provided, however, that if such failure may be cured but cannot be corrected within such ninety-day period, it will not constitute an event of default if corrective action is commenced by Doral Properties during such period and diligently pursued until such failure is corrected;

          (4) acceleration of any other indebtedness of Doral Financial or any Significant Subsidiary (as defined below), in each case exceeding $5,000,000 in an aggregate principal amount; and

          (5) certain events of bankruptcy, liquidation or similar proceedings involving Doral Properties or Doral Financial. (Section 7.01)

     "Significant Subsidiary" means a Subsidiary, including its Subsidiaries, that meets any of the following conditions:

        - Doral Financial's and its other Subsidiaries' investments in and advances to the Subsidiary exceed 10 percent of the total assets of Doral Financial and its Subsidiaries consolidated as of the end of the most recently completed fiscal year;

        - Doral Financial's and its other Subsidiaries' proportionate share of the total assets of the Subsidiary after intercompany eliminations exceeds 10 percent of the total assets of Doral Financial and its Subsidiaries consolidated as of the end of the most recently completed fiscal year; or

        - Doral Financial's and its other Subsidiaries' equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principles of the Subsidiary exceeds 10 percent of such income of Doral Financial and its Subsidiaries consolidated for the most recently completed fiscal year. (Section 1.01)

     If by reason of "Force Majeure" (as defined in the loan agreement), Doral Properties is unable to perform any of its obligations under (3) above, Doral Properties will not be deemed to be in default during the continuance of such inability, including a reasonable time for the removal of the effect thereof. (Section 7.01)

     AFICA has no power to waive any default under the loan and guaranty agreement or extend the time for the correction of any default which could become an event of default without the consent of the trustee. (Section 7.05)

     Upon the occurrence of an event of default, subject to the provisions of the trust agreement, the trustee, as assignee of AFICA's rights, may declare all unpaid amounts payable under the loan and guaranty agreement in respect of the bonds to be immediately due and payable and may take any action at law or equity necessary to enforce any obligation of Doral Properties under the loan and guaranty agreement. (Section 7.02)

                         SUMMARY OF THE TRUST AGREEMENT

     The following briefly summarizes the material provisions of the trust agreement between AFICA and Citibank, N.A. This summary is not complete. You should read the more detailed provisions of the trust agreement for the provisions that may interest you. A copy of the trust agreement is filed as an exhibit to the registration statement of which this official statement and prospectus is a part.

     Under the trust agreement, AFICA will assign to the trustee for the benefit of the bondholders all of AFICA's right, title and interest in the loan and guaranty agreement, the pledge agreement, the mortgage and the mortgage note, except for certain rights of AFICA under the loan agreement to indemnification, exemption from liability, notices and the payment of costs and expenses, in trust to provide for the payment of the principal of and premium, if any, and interest on the bonds.

CONSTRUCTION FUND

     The proceeds from the sale of the bonds, other than amounts to be used to pay the fee payable to AFICA, the existing land loan and other costs of issuance, will be deposited with the trustee in the construction fund established under the trust agreement. (Section 401) Payments of the costs of the construction of the Center will be made from the construction fund upon requisitions presented to the trustee signed by Doral Properties and, under certain circumstances, AFICA. (Section 404) Any amounts remaining in the construction fund on the earlier of (1) the third anniversary of the date of issuance of the bonds, subject to extension by AFICA, or (2) the receipt by the trustee of a certificate issued by Doral Properties and approved by AFICA to the effect that the moneys in the construction fund will not be used to pay costs of construction of the Center, will be transferred to the bond fund and used to redeem bonds. (Section 406)

BOND FUND

     Doral Properties shall cause to be deposited to the credit of the bond fund:

          (1) all amounts paid pursuant to the loan and guaranty agreement with respect to principal of and interest on the bonds, including payments with respect to optional and mandatory prepayments of the bonds;

          (2) any amount in the construction fund to be transferred to the bond fund in accordance with the provisions of the trust agreement described above under "Construction Fund"; and

          (3) all other moneys received by the trustee pursuant to any of the provisions of the loan and guaranty agreement, the pledge agreement, the mortgage or otherwise which are permitted or required or are accompanied by directions from Doral Properties or AFICA that such moneys are to be paid into the bond fund. (Section 502)

INVESTMENT OF FUNDS

     Moneys held for the credit of all funds and accounts under the trust agreement shall be invested in accordance with the instructions of Doral Properties. Any investment shall mature not later than the respective dates when the money held for the credit of such funds or accounts will be required for the purposes intended. (Section 602)

EVENTS OF DEFAULT

     Each of the following events is an event of default under the trust agreement:

          (1) Doral Properties or Doral Financial shall fail to pay the principal of and interest on the bonds when the same shall become due and payable and, in the case of failure to pay interest, the continuation of such failure for a period of five days;

          (2) the occurrence of certain events of bankruptcy, liquidation, insolvency or similar proceedings involving Doral Properties or Doral Financial; or

          (3) any event of default under the loan and guaranty agreement shall have occurred and such event of default shall not have been remedied or waived. (Section 802)

ACCELERATION OF MATURITIES

     Upon the happening and continuance of an event of default specified above, the trustee may, and upon the written request of holders of not less than 25% in aggregate principal amount of bonds then outstanding shall, by notice in writing to AFICA, Doral Properties and Doral Financial, declare the principal of all the bonds to be due and payable immediately, and upon such declaration the same shall become and be immediately due and payable. If this happens, subject to certain conditions, the trustee, upon the written direction of the holders of not less than a majority in aggregate principal amount of the bonds then outstanding, shall by a notice in writing to AFICA, Doral Properties and Doral Financial, rescind and annul such declaration and its consequences, but no such rescission or annulment shall extend to or affect any subsequent default or impair any right consequent thereon. (Section 803)

ENFORCEMENT OF REMEDIES

     Upon the happening and continuance of any event of default and the acceleration of the bonds, then and in every such case the trustee may, and upon the written direction of the holders of not less than 25% in aggregate principal amount of the bonds then outstanding under the trust agreement shall, proceed, subject to the provision of indemnification satisfactory to the trustee, to protect and enforce its rights and the rights of the bondholders under applicable laws, under the loan and guaranty agreement and the trust agreement. (Section 804)

HOLDERS OF MAJORITY IN PRINCIPAL AMOUNT OF BONDS MAY CONTROL PROCEEDINGS

     Subject to the provision of indemnification satisfactory to the trustee, the holders of a majority in aggregate principal amount of the bonds then outstanding shall have the right to direct the time, method and place of conducting all remedial proceedings to be taken by the trustee under the trust agreement or exercising any trust or power conferred upon the trustee, provided that such direction shall not be otherwise than in accordance with law and the provisions of the trust agreement. (Section 808)

RESTRICTIONS UPON ACTION BY INDIVIDUAL BONDHOLDER

     No bondholder will have any right to institute any suit, action or proceeding in equity or at law on any bond or for the execution of any trust under the trust agreement, or for any other remedy under the trust agreement unless: (1) such holder has previously given to the trustee notice of the event of default on account of which such suit, action or proceeding is to be instituted; (2) the holders of not less than 25% of the aggregate principal of bonds then outstanding have requested of the trustee, after the right to exercise such powers or right of action, as the case may be, has accrued, and have afforded the trustee a reasonable opportunity, either to proceed to exercise such powers or to institute such action, suit or proceeding in its or their name; (3) the trustee has been offered reasonable security and indemnity against the costs, expenses and liabilities to be incurred (including, without limitation, indemnification for environmental liability); and (4) the trustee has refused or neglected to comply with such request within a reasonable time. No one or more bondholders will have any right, in any manner, to affect, disturb or prejudice any rights under the trust agreement, or to enforce any right thereunder, except in the manner therein provided. All suits, actions and proceedings at law or in equity must be instituted, had and maintained in the manner provided in the trust agreement and for the benefit of the bondholders. Any individual right of action or other right given to one or more bondholders by law is restricted by the trust agreement to the rights and remedies therein provided. (Section 809)

     Notwithstanding any other provision of the trust agreement, a bondholder will have the right to institute suit for the enforcement of the payment of principal of and premium, if any, and interest on such holder's bonds when due. (Section 809)

SUPPLEMENTAL TRUST AGREEMENTS

     The trust agreement may be amended or supplemented without the consent of the bondholders:

          (1) to cure any ambiguity or to make any other provisions with respect to matters or questions arising under the trust agreement which shall not be inconsistent with the provisions of the trust agreement; or

          (2) to grant or confer upon the trustee for the benefit of the bondholders any additional rights, remedies, powers, benefits, authority or security that may lawfully be so granted or conferred; or

          (3) to add to the covenants of AFICA or Doral Properties for the benefit of the bondholders or to surrender any right or power conferred upon AFICA or Doral Properties under the trust agreement; or

          (4) to permit the qualification of the bonds for sale under the securities laws of any of the states of the United States, and to add to the trust agreement or any supplement or amendment thereto such other terms, conditions and provisions as may be required by the Trust Indenture Act of 1939 or any similar federal statute. (Section 1101)

     The trust agreement may be amended or supplemented with the consent of the holders of a majority in principal amount of the bonds at the time outstanding. However, without the consent of each bondholder affected, no amendment to the trust agreement may:

          (1) extend the time for the payment of the principal of and premium, if any, or the interest on any bond;

          (2) reduce the principal of any bond or the redemption premium, if any, or the rate of interest thereon;

          (3) create any lien or security interest with respect to the loan and guaranty agreement or the payments thereunder, other than the lien created by the trust agreement;

          (4) give a preference or priority to any bond or bonds over any other bond or bonds; or

          (5) reduce the aggregate principal of the bonds required for consent to such supplement or amendment or any waiver thereunder. (Section 1102)

     The trustee is not obligated to execute any proposed supplement or amendment if its rights, obligations and interests would be affected thereby. (Section 1104)

     Any amendment or supplement to the trust agreement will not become effective without the consent of Doral Properties and Doral Financial. (Section
1105)

AMENDMENTS AND SUPPLEMENTS TO THE LOAN AND GUARANTY AGREEMENT, THE PLEDGE AGREEMENT, THE MORTGAGE AND THE MORTGAGE NOTE

     The loan and guaranty agreement, the pledge agreement, the mortgage and the mortgage note may be amended or supplemented without the consent of the bondholders:

          (1) to identify more precisely the project being financed; or

          (2) to cure any ambiguity or formal defect or omission therein or in any supplement thereto; or

          (3) to grant to or confer upon AFICA or the trustee for the benefit of the bondholders any additional rights, remedies, powers, benefits, authority or security that may lawfully be granted to or conferred upon AFICA, the trustee or the bondholders; or

          (4) to add to the covenants of Doral Properties or Doral Financial for the benefit of the bondholders or to surrender any right or power therein conferred upon Doral Properties or Doral Financial; or

          (5) in connection with any other change which, in the judgment of the trustee, will not restrict, limit or reduce the obligation of Doral Properties or Doral Financial to make the payments under the loan and guaranty agreement required to pay the principal of and premium, if any, and the interest on the bonds or otherwise impair the security of the bondholders under the trust agreement, the pledge agreement, the mortgage and the mortgage note, provided such action shall not materially adversely affect the interests of the bondholders; or

          (6) to implement the provisions of the pledge agreement described under "The Mortgage and the Pledge Agreement." (Section 1201)

     Other than for the purposes of the above paragraph, the loan and guaranty agreement, the pledge agreement, the mortgage and the mortgage note may be amended or supplemented with the approval of the holders of not less than a majority of the principal of the bonds at the time outstanding. (Section 1202) No amendment or supplement to the loan and guaranty agreement, the pledge agreement, the mortgage or the mortgage note will become effective without the consent of the trustee. (Section 1203)

DEFEASANCE

     Any bond will be deemed paid and no longer entitled to any security under the trust agreement upon satisfaction of certain conditions and the deposit with the trustee of sufficient funds, or Defeasance Obligations, the principal of and the interest on which, when due, without any reinvestment thereof, will provide moneys which will be sufficient to pay when due the principal of and premium, if any, and interest due and to become due on such bond. If any bond is not to be redeemed or does not mature within 60 days after such deposit, Doral Properties must give irrevocable instructions to the trustee to give notice, in the same manner as notice of redemption, that such deposit has been made. The bonds shall have not been deemed paid unless the trustee shall have received an opinion of counsel experienced in bankruptcy matters to the effect that payment to the bondholders would not constitute a voidable preference under the provisions of the United States Bankruptcy Code, and an opinion of counsel experienced in tax matters under the Code to the effect that, assuming continued compliance by Doral Properties with the Source of Income Requirements, the deposit of said obligations or moneys would not adversely affect the interest received by the bondholders as income from sources within Puerto Rico. (Section 1301)

     "Defeasance Obligations" means noncallable Government Obligations as defined below and, to the extent from time to time permitted by law,

          (1) obligations issued or guaranteed by the Federal National Mortgage Association, Federal Home Loan Mortgage Corporation, Farm Credit System, Federal Home Loan Banks or Student Loan Marketing Association,

          (2) obligations of state, territory or local government issuers which are rated in the highest rating category by Standard & Poor's or Moody's, provision for the payment of the principal of and interest on which shall have been made by deposit with the trustee or escrow agent of noncallable Government Obligations, the maturing principal of and interest on such Government Obligations, when due and payable, shall provide sufficient money to pay the principal of and redemption premium, if any, and interest on such obligations of state, territory or local government issuers, and

          (3) evidences of ownership of a proportionate interest in obligations specified in clauses (1) and (2) above held by a bank or trust company organized and existing under the laws of the United States of America or any state or territory thereof as custodian.(Section 101)

     Government Obligations are defined as:

          (1) direct obligations of, or obligations the timely payment of principal of and interest on which are fully and unconditionally guaranteed by, the United States of America, and

          (2) any certificates or other evidences of ownership interests in obligations or in specified portions thereof, which may consist of specified portions of the principal thereof or the interest thereon, of the character described in clause (1). (Section 101)

THE TRUSTEE

     Citibank, N.A., the trustee under the trust agreement, is also a lender under a loan agreement which provides a warehousing loan facility to Doral Financial and Doral Mortgage Corporation. The trustee may have other banking relationships with Doral Financial or Doral Properties in the ordinary course of business.

     The Trust Indenture Act imposes certain limitations on the right of the trustee, as a creditor of Doral Financial, to obtain payment of claims in certain cases, or to realize on certain property received in respect to any such claim as security or otherwise. (Section 917) The trustee will be permitted to engage in other transactions with Doral Financial, Doral Properties or their affiliates, provided that if it acquires a conflicting interest within the meaning of Section 310 of the Trust Indenture Act, it must generally either eliminate such conflict or resign. (Section 914)

     In the case an event of default shall occur and shall not be cured, the trustee will be required to use the degree of care of a prudent person in the conduct of its own affairs in the exercise of its powers.

                     THE MORTGAGE AND THE PLEDGE AGREEMENT

     The bonds will be secured by a pledge of the mortgage note. The mortgage note will be pledged to AFICA pursuant to a pledge agreement as security for the obligations of Doral Properties and Doral Financial under the loan and guaranty agreement. Pursuant to the trust agreement, AFICA will assign its rights under the pledge agreement to the trustee as security for the bonds and will deliver the mortgage note to the trustee. The mortgage note will be secured by the mortgage.

     The mortgage will be a first mortgage lien on the parcels of real property with an approximate aggregate area of 10,569 square meters where the Center will be located and will extend to all the buildings and structures located thereon. The lien of the mortgage will be subject to rights of way easements, restrictive covenants and other easements, and certain other real property rights which do not materially and adversely affect the operation of the Center. The value of these properties prior to the construction of the office building will be significantly less than the principal amount of the bonds. In addition, there is no assurance that the value of these properties after construction of the office building will be equal to the principal amount of the bonds.

     If Doral Properties sells any of the two parcels that include the two buildings adjacent to the new office building to be used for support services, then, at the request of Doral Properties, the trustee is required to release such parcel from the lien of the mortgage, provided that the property still subject to the mortgage has an appraised value equal to or greater than the outstanding principal amount of the bonds. In addition, Doral Properties has the right to require the trustee to release from the lien of the mortgage one of the two parcels adjacent to the office building once the outstanding principal amount of the bonds is reduced by $854,334, and has the right to require the trustee to release from the lien of the mortgage the other parcel adjacent to the office building once the outstanding principal amount of the bonds is reduced by a further $1,368,950.

     The mortgage and the pledge agreement contain covenants of Doral Properties normally required of mortgagors with respect to properties similar to the Center, including covenants with respect to compliance with environmental laws and regulations and maintenance of insurance. Doral Properties is required to maintain insurance on the Center of the types and in the amounts as are customary for similar commercial properties in Puerto Rico. Failure by Doral Properties to comply with these covenants is an event of default under the loan and guaranty agreement. Pursuant to the terms of the pledge agreement, upon the occurrence of any event of default under the loan and guaranty agreement, the trust agreement, the mortgage or the pledge agreement, the trustee shall be entitled to foreclose the pledge of the mortgage note and the mortgage and sell the real estate covered by the mortgage and apply the proceeds of the sale to the payment of the bonds.

     A mortgagee title insurance policy insuring the mortgage as a first lien on the property encumbered by the mortgage, subject only to the encumbrances described above and certain other permitted encumbrances, will be delivered at the time of issuance of the bonds in an amount equal to the principal amount of the bonds.

     The pledge agreement requires Doral Properties to restore or replace the Center or the affected portions thereof in the event of any damage due to casualty or loss due to partial condemnation, and to apply any insurance or condemnation proceeds received as a result of such event to such restoration, except in the case of a casualty or condemnation with an estimated cost of restoration of $100,000 or less.

                                     AFICA

GENERAL

     The Puerto Rico Industrial, Tourist, Educational, Medical and Environmental Control Facilities Financing Authority ("AFICA") is a body corporate and politic constituting a public corporation and governmental instrumentality of Puerto Rico. The Legislature of Puerto Rico determined that the development and expansion of commerce, industry, and health and educational services within Puerto Rico is essential to the economic growth of Puerto Rico and to attain full employment and preserve the health, welfare, safety and prosperity of all its citizens. The Legislature of Puerto Rico also determined that new methods of financing capital investments were required to promote industry in Puerto Rico and to provide modern and efficient medical facilities for the citizens of Puerto Rico. Accordingly, AFICA was created under Act No. 121 of the Legislature of Puerto Rico, approved June 27, 1977, as amended (the "Act"), for the purpose of promoting the economic development, health, welfare and safety of the citizens of Puerto Rico. AFICA is authorized to borrow money through the issuance of revenue bonds and to loan the proceeds thereof to finance the acquisition, development, construction and equipping of industrial, tourist, educational, medical and environmental pollution control and solid waste disposal facilities. AFICA has no taxing power. AFICA's offices are located at Minillas Government Center, De Diego Avenue, Stop 22, San Juan, Puerto Rico 00940. AFICA's telephone number is (787) 782-4060.

GOVERNING BOARD

     The Act provides that the Governing Board of AFICA shall consist of seven members. The President of Government Development Bank for Puerto Rico ("GDB"), the Executive Director of Puerto Rico Industrial Development Company, the Executive Director of Puerto Rico Aqueduct and Sewer Authority, the President of the Puerto Rico Environmental Quality Board and the Executive Director of the Puerto Rico Tourism Company are each ex officio members of the Governing Board of AFICA. The remaining two members of the Governing Board of AFICA are appointed by the Governor of Puerto Rico for terms of four years. As of the date of this official statement and prospectus, the position of the Executive Director of the Aqueduct and Sewer Authority is vacant. The following individuals are the current members of the Governing Board of AFICA:

NAME                    POSITION          TERM                   OCCUPATION
----                   -----------  ----------------  --------------------------------
Lourdes
  Rovira-Rizek.......  Chairperson     Indefinite     President, Government
                                                        Development Bank for Puerto
                                                        Rico
Hector
  Russe-Martinez.....    Member        Indefinite     President, Puerto Rico
                                                        Environmental Quality Board
Jose Corujo..........    Member        Indefinite     Executive Director, Puerto Rico
                                                        Tourism Company
Xavier Romeu.........    Member        Indefinite     Executive Director, Puerto Rico
                                                        Industrial Development Company
James Thordsen.......    Member      June 27, 2002    President, James Thordsen, Inc.
Jose Salas-Soler.....    Member     October 22, 2001  Attorney-at-Law

     The Act provides that the affirmative vote of four members is sufficient for any action taken by the Governing Board.

     The following individuals are currently officers of AFICA:

     Carlos Colon de Armas, Executive Director of AFICA, is also Executive Vice President of GDB. He was appointed to these positions in February of 1999. Mr. Colon de Armas received a PhD in finance from Purdue University in 1992. Prior to his appointment, he was Deputy Executive Director of the Puerto Rico Highway and Transportation Authority.

     Velmarie Berlingeri, Assistant Executive Director of AFICA, is also a Vice President of GDB. Ms. Berlingeri has been associated with GDB since 1993. She received a Bachelor of Science in Business

Administration degree from the University of Puerto Rico in 1982. Prior to her appointment, she worked in the investments area of a major private corporation in Puerto Rico.

     Delfina Betancourt Capo, Secretary and General Counsel of AFICA, is also Senior Vice President and General Counsel of GDB. Ms. Betancourt has been associated with GDB since 1984. She received a law degree from Cornell University in 1982.

OUTSTANDING REVENUE BONDS AND NOTES OF AFICA

     As of June 30, 1999, AFICA had revenue bonds and notes issued and outstanding in the principal of approximately $2.5 billion. All such bond and note issues have been authorized and issued pursuant to trust agreements or resolutions separate from and unrelated to the trust agreement relating to the bonds and are payable from sources other than the payments under the loan agreement.

     Under the Act, AFICA may issue additional bonds and notes from time to time to finance industrial, tourist, educational, medical or pollution control facilities. However, any such bonds and notes would be authorized and issued pursuant to other trust agreements or resolutions separate from and unrelated to the trust agreement relating to the bonds and would be payable from sources other than the payments under the loan agreement.

                  GOVERNMENT DEVELOPMENT BANK FOR PUERTO RICO

     As required by Act No. 272 of the Legislature of Puerto Rico, approved May 15, 1945, as amended, GDB has acted as a financial advisor to AFICA in connection with the issuance and sale of the bonds.

     GDB is a public corporation with varied governmental financial functions. Its principal functions are to act as financial advisor to and fiscal agent for Puerto Rico, its municipalities and its public corporations in connection with the issuance of bonds and notes, to make advances to public corporations and to make loans to private enterprises that will aid in the economic development of Puerto Rico. The underwriters have been selected by GDB to act from time to time as underwriters of its obligations and the obligations of Puerto Rico, its instrumentalities and public corporations. The underwriters or their affiliates also participate in other financial transactions with GDB.

                                    TAXATION

     In the opinion of Fiddler Gonzalez & Rodriguez, LLP, bond counsel, under the provisions of the Acts of Congress and the laws of Puerto Rico now in force:

          1. The bonds and the transfer of the bonds, including any gain derived upon the sale of the bonds, are exempt from Puerto Rico income tax pursuant to Article 8(b) of Act No. 121 of the Legislature of Puerto Rico.

          2. Interest on the bonds is:

             (A) excluded from the gross income of the recipient thereof for Puerto Rico income tax purposes pursuant to Section 1022(b)(4)(B) of the Puerto Rico Internal Revenue Code of 1994, as amended;

             (B) exempt from Puerto Rico income tax and alternative minimum tax pursuant to Section 1022(b)(4)(B) of the Puerto Rico Internal Revenue Code, Article 8(b) of Act No. 121 of the Legislature of Puerto Rico, and
        Section 3 of the Puerto Rico Federal Relations Act; and

             (C) exempt from Puerto Rico municipal license tax pursuant to
        Section 9(25) of the Puerto Rico Municipal License Tax Act of 1974, as amended, and Section 3 of the Puerto Rico Federal Relations Act.

          3. The bonds are exempt from Puerto Rico personal property tax pursuant Section 3.11 of the Puerto Rico Municipal Property Tax Act of 1991, as amended, and Section 3 of the Puerto Rico Federal Relations Act.

          4. The bonds are exempt from Puerto Rico (A) gift tax with respect to donors who are residents of Puerto Rico at the time the gift is made and
     (B) estate tax with respect to estates of decedents who are residents of Puerto Rico at the time of death, excluding, in each case, United States citizens who acquired their United States citizenship other than by reason of birth or residence in Puerto Rico.

          5. The bonds will be considered an obligation of an instrumentality of Puerto Rico for purposes of (i) the non-recognition of gain rules of
     Section 1112(f)(2)(A) of the Puerto Rico Internal Revenue Code applicable to certain involuntary conversions and (ii) the exemption from the surtax imposed by Section 1102 of the Puerto Rico Internal Revenue Code available to corporations and partnerships that have a certain percentage of their net income invested in obligations of instrumentalities of Puerto Rico and certain other investments.

          6. Interest on the bonds constitutes "industrial development income" under Section 2(j) of the Puerto Rico Industrial Incentives Act of 1963, the Puerto Rico Industrial Incentives Act of 1978, the Puerto Rico Tax Incentives Act of 1987, and the Puerto Rico Tax Incentives Act of 1998, as amended (collectively, the "Acts"), when received by a holder of a grant of tax exemption issued under any of the Acts that acquired the bonds with "eligible funds", as such term is defined in the Acts.

     In the opinion of Fiddler Gonzalez & Rodriguez, LLP, bond counsel, based upon the provisions of the U.S. internal revenue code now in force and assuming that Doral Properties complies with the source of income covenants contained in the loan and guaranty agreement, then:

          1. interest received or accrued, or "original issue discount" within the meaning of the U.S. internal revenue code, on the bonds is excludable from gross income for income tax purposes under the U.S. internal revenue code if the holder of the bonds is an individual who is a bona fide resident of Puerto Rico during the entire taxable year in which such interest is received or accrued,

          2. interest received or accrued, or "original issue discount", on the bonds is not subject to federal income taxation if the holder of the bonds is a corporation organized under the laws of Puerto Rico or any foreign country and the interest is not effectively connected with the conduct of a trade or business in the United States by the corporation, the corporation is not a foreign personal holding company, a controlled foreign corporation or a passive foreign investment company under the U.S. internal revenue code, and the corporation is not treated as a domestic corporation for the purposes of the U.S. internal revenue code; and

          3. interest on the bonds is not excludable from the gross income of the recipients thereof for federal income tax purposes under Section 103(a) of the U. S. internal revenue code.

     United States taxpayers, other than individuals who are bona fide residents of Puerto Rico during the entire taxable year, will be subject to federal income tax on any gain realized upon the sale or exchange of the bonds. Pursuant to Notice 89-40 issued by the United States Internal Revenue Service on March 27, 1989, gain on the sale of the bonds, excluding "original issue discount" accrued under the U.S. internal revenue code as of the date of such sale or exchange, by an individual who is a bona fide resident of Puerto Rico during the entire taxable year and that is a resident of Puerto Rico for purposes of Section 865(g)(1) of the U.S. internal revenue code will constitute Puerto Rico source income and, therefore, qualify for the exclusion provided in Section 933(l) of the U.S. internal revenue code, provided such bonds do not constitute inventory in the hands of such individual.

     The Puerto Rico Internal Revenue Code does not provide rules with respect to the treatment of the excess of the amount due at maturity of a bond over its initial offering price ("original issue discount").

Under current administrative practice followed by the Puerto Rico Treasury Department, original issue discount is treated as interest.

     You should be aware that ownership of the bonds may result in having a portion of your interest expense allocable to interest on the bonds disallowed for purposes of computing the regular tax and the alternative minimum tax for Puerto Pico income tax purposes.

     The opinion of Fiddler Gonzalez & Rodriguez, LLP, bond counsel, regarding the tax consequences under the U.S. internal revenue code and the Puerto Rico Internal Revenue Code arising from ownership or disposition of the bonds is limited to the above.

                                    RATINGS

     The bonds are rated "Baa3" by Moody's Investors Service, Inc., "BBB-" by Standard & Poor's Ratings Services and "BBB" by Duff & Phelps. There is no assurance that any rating given to the bonds will remain in effect for any given period or that it will not be revised downward or withdrawn entirely by Standard & Poor's, Duff & Phelps or Moody's if, in their sole judgment, circumstances so warrant. Any such downward revision or withdrawal of a rating may have an adverse effect on the market prices of the bonds.

     The ratings given to the bonds reflect only the views of Standard & Poor's, Duff & Phelps and Moody's. An explanation of the significance of any rating may be obtained from Standard & Poor's at 55 Water St., New York, New York 10041; from Duff & Phelps at 55 East Monroe Street, Chicago, Illinois 60608; and from Moody's at 99 Church Street, New York, New York 10007. Attached as Appendix B are the descriptions given by these rating agencies to their investment grade rating classifications. A rating does not constitute a recommendation to buy, sell or hold the bonds, and each should be evaluated independently of any other rating.

     Standard & Poor's, Duff & Phelps and Moody's were provided with materials relating to Doral Properties, Doral Financial, the bonds and other relevant information, and no application has been made to any other rating agency for purposes of obtaining a rating on the bonds. In addition, if requested, Doral Properties and Doral Financial shall deliver to Standard & Poor's, Duff & Phelps and Moody's, from time to time, such documents and other relevant information required for purposes of Standard & Poor's, Duff & Phelps and Moody's restating or reconfirming the rating of the bonds.

                                LEGAL INVESTMENT

     The bonds will be eligible for deposit by banks in Puerto Rico to secure public funds and will be approved investments for insurance companies to qualify them to do business in Puerto Rico as required by law.

                              PLAN OF DISTRIBUTION

     Subject to the terms and conditions of a certain bond purchase agreement to be entered into among AFICA, Doral Properties, Doral Financial and the underwriters named on the cover page of this official statement and prospectus (the "bond purchase agreement"), AFICA has agreed to sell to the underwriters, and each of the underwriters has severally agreed to purchase from AFICA, the aggregate principal amount of bonds set forth opposite its name below:

                                                              PRINCIPAL AMOUNT
UNDERWRITER                                                       OF BONDS
-----------                                                   ----------------
Popular Securities, Inc.....................................    $17,906,000
PaineWebber Incorporated of Puerto Rico.....................      8,953,000
Doral Securities, Inc.......................................      4,476,500
Merrill Lynch, Pierce, Fenner & Smith Incorporated..........      4,476,500
Morgan Stanley & Co. Incorporated...........................      4,476,500
Salomon Smith Barney Inc....................................      4,476,500
                                                                -----------
            Total...........................................    $44,765,000

     Under the terms of the bond purchase agreement, the underwriters are obligated to purchase all of the bonds shown on the inside front cover page of this official statement and prospectus, if any bonds are purchased.

     The underwriters will purchase the bonds at the public offering price thereof less the underwriting discount set forth below:

                                              AGGREGATE OFFERING                     PROCEEDS TO
                                                 PRICE OF THE       UNDERWRITING        DORAL
                                                    BONDS             DISCOUNT      PROPERTIES(1)
                                              ------------------    ------------    --------------
Per bond....................................       98.75%-100%         2.07%          96.68%-97.93%
Total.......................................     $ 44,627,500       $926,635.50     $43,700,864.50

---------------

(1) Before deducting expenses of this offering payable by Doral Properties estimated at $963,000.

     The bonds are a new issue of securities with no established trading market. The underwriters have advised Doral Properties and Doral Financial that they presently intend to make a market as permitted by applicable laws and regulations. The underwriters are not obligated, however, to make a market in the bonds and any such market making may be discontinued at any time at the sole discretion of the underwriters. Accordingly, no assurance can be given as to the liquidity of, or trading markets for, the bonds.

     The underwriters propose initially to offer the bonds to the public, when, as and if issued by AFICA and accepted by the underwriters, at the initial public offering prices set forth or derived from information shown on the inside front cover page of this official statement and prospectus. The initial offering prices may be changed from time to time by the underwriters. The underwriters may offer and sell the bonds to certain dealers (including dealers depositing bonds into investment trusts) and others at prices lower than the initial public offering prices stated or derived from information shown on the inside front cover page hereof.

     In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the market price of the bonds, including stabilizing, syndicate short covering and penalty bid transactions. Such stabilizing, if commenced, may be discontinued at any time.

     The underwriters have informed Doral Properties and Doral Financial that, in accordance with Rule 2720(l) of the NASD, they will not sell bonds to accounts over which they exercise discretionary authority without the prior specific written authorization of the customer.

     The bond purchase agreement will provide that the obligations of the underwriters thereunder are subject to approval of certain legal matters by counsel and to various other conditions. The underwriters are committed to purchase all of the bonds if any are purchased.

     Doral Properties and Doral Financial have agreed to reimburse the underwriters for their out of pocket expenses (including fees of their counsel) in connection with the sale of the bonds. Doral Properties and Doral Financial have also agreed to indemnify the underwriters and AFICA against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments that the underwriters may be required to make in respect thereof.

     Doral Securities, Inc., is a wholly-owned subsidiary of Doral Financial and an affiliate of Doral Properties. Accordingly, the offering is being conducted in accordance with Rule 2720 of the National Association of Securities Dealers, Inc.

     Several of the underwriters have from time to time been customers of, engaged in transactions with, or performed services for, Doral Financial and its subsidiaries in the ordinary course of business. The underwriters may continue to do so in the future. In addition, Popular, Inc., the parent company of Popular Securities, Inc., one of the underwriters, owns all the outstanding shares of Doral Financial's 8% Preferred Stock. The shares of common stock issuable upon conversion of the 8% Preferred Stock together with other shares of common stock owned by Popular, Inc. equal approximately 4.9% of Doral Financial's outstanding common stock.

                         CONTINUING DISCLOSURE COVENANT

     Doral Financial will enter into a continuing disclosure agreement with the trustee wherein Doral Financial will covenant for the benefit of the holders and the beneficial owners of the bonds to file within 120 days after the end of each fiscal year with each nationally recognized municipal securities information repository ("NRMSIR") and with any Puerto Rico state information depository ("SID"), core financial information and operating data for Doral Financial and its consolidated subsidiaries for such fiscal year, including (1) audited financial statements for Doral Financial prepared in accordance with generally accepted accounting principles in effect from time to time, and (2) operating and financial data generally found or incorporated by reference in this official statement and prospectus. So long as Doral Financial is subject to the informational requirements of the Securities Exchange Act of 1934, Doral Financial expects to provide this core financial information and operating data by filing with each NRMSIR and with any Puerto Rico SID copies of its Annual Report on Form 10-K. However, in the event that at any time Doral Financial ceases to be subject to the informational requirements of the Securities Exchange Act of 1934, Doral Financial may modify the scope and format of the operating and financial data filed with each NRMSIR and any Puerto Rico SID, provided that such data will include at least information of the type generally found in items 1, 2, 3 and 7 of its Annual Report on Form 10-K.

     Doral Financial will also covenant to file in a timely manner with each NRMSIR or with the Municipal Securities Rulemaking Board ("MSRB"), and with any Puerto Rico SID, notice of any of the following events with respect to the bonds, to the extent applicable, if material:

          (1) principal and interest payment delinquencies;

          (2) non-payment related defaults;

          (3) unscheduled draws on debt service reserves reflecting financial difficulties;

          (4) unscheduled draws on credit enhancements reflecting financial difficulties;

          (5) substitution of credit or liquidity providers, or their failure to perform;

          (6) adverse tax opinions or events affecting the tax-exempt status of the bonds;

          (7) modifications to rights of bondholders;

          (8) bond calls;

          (9) defeasances;

          (10) release, substitution, or sale of property securing repayment of the bonds; and

          (11) rating changes.

     Doral Financial will also covenant to file in a timely manner with each NRMSIR or with the MSRB, and with any Puerto Rico SID, notice of a failure to provide the required annual financial information on or before the specified period.

     These covenants have been made in order to assist the Underwriters in complying with paragraph (b)(5) of Rule 15c2-12 of the SEC.

     Doral Financial does not undertake to provide the above-described event notice of a scheduled redemption, not otherwise contingent upon the occurrence of an event, if the terms, dates and amounts of redemption are set forth in detail in this official statement and prospectus under "The Bonds -- Mandatory Redemption."

     As of the date of this official statement and prospectus, there was no Puerto Rico SID. The nationally recognized municipal securities information repositories are: Bloomberg Municipal Repository, P.O. Box 840, Princeton, New Jersey 08542-0840; Kenny Information Systems, Inc., Attn: Kenny Repository Service, 55 Water Street, New York, New York 10004; Thompson NRMSIR, 395 Hudson Street, New York, New York 10004, Attn: Municipal Disclosure; and DPC Data Inc., One Executive Drive, Fort Lee, New Jersey 07024.

     Doral Financial may from time to time choose to provide notice of the occurrence of certain other events in addition to those listed above if, in its judgment, such other events are material with respect to the bonds, but Doral Financial does not undertake to provide any such notice of the occurrence of any material event except those events listed above.

     No bondholder may institute any suit, action or proceeding at law or in equity ("Proceeding") for the enforcement of the foregoing covenants or for any remedy for breach thereof, unless such bondholder shall have filed with Doral Financial written notice of any request to cure such breach, and Doral Financial shall have refused to comply within a reasonable time. All Proceedings shall be instituted only as specified in such Continuing Disclosure Agreement in any federal or Puerto Rico court located in the Municipality of San Juan, and for the equal benefit of all bondholders of the outstanding bonds benefitted by the same or a substantially similar covenant, and no remedy shall be sought or granted other than specific performance by Doral Financial of the covenant at issue. Notwithstanding the foregoing, no challenge to the adequacy of the information provided in accordance with the filings mentioned above may be prosecuted by any bondholder except in compliance with the remedial and enforcement provisions contained in the trust agreement. See "Summary of the Trust Agreement -- Enforcement of Remedies."

     The above covenants may only be amended or waived if:

          (1) the amendment or waiver is made in connection with a change in circumstances that arises from a change in legal requirements, change in law, or change in the identity, nature or status of Doral Properties or Doral Financial, the covenants, as amended, or the provision as waived, would have complied with the requirements of the Rule at the time of award of the bonds, after taking into account any amendments or change in circumstance as evidenced by the receipt of an opinion of counsel experienced in federal securities laws acceptable to the trustee and Doral Financial; and the amendment or waiver does not materially impair the interests of the bondholders, as determined by the trustee or by counsel experienced in federal securities laws acceptable to the trustee and Doral Financial; and

          (2) the annual financial information containing, if applicable, the amended operating data or financial information will explain, in narrative form, the reasons for the amendment or waiver and the impact of the change in the type of operating data or financial information being provided.

                      WHERE YOU CAN FIND MORE INFORMATION

     Doral Financial files annual, quarterly and current reports, proxy statements and other information with the SEC. Doral Financial has also filed with the SEC a registration statement on Form S-3, to register the securities being offered by this official statement and prospectus. This official statement and prospectus, which forms part of the registration statement, does not contain all of the information included in the registration statement. For further information about Doral Financial and the securities offered in this official statement and prospectus, you should refer to the registration statement and its exhibits.

     You may read and copy any document filed by Doral Financial with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Doral Financial files its SEC materials electronically with the SEC, so you can also review Doral Financial's filings by accessing the web site maintained by the SEC at http://www.sec.gov. This site contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

     The SEC allows Doral Financial to "incorporate by reference" the information it files with them, which means that it can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this official statement and prospectus. Information that Doral Financial files later with the SEC will automatically update and supersede information in this official statement and prospectus. In all cases, you should rely on the later information over different information included in this official statement and prospectus. Doral Financial has previously filed the following documents with the SEC and is incorporating them by reference into this official statement and prospectus:

     - Annual Report on Form 10-K for the year ended December 31, 1998;

     - Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999 and June 30, 1999; and

     - Current Reports on Form 8-K, dated January 12, 1999, February 22, 1999, April 8, 1999, May 14, 1999, July 7, 1999, August 3, 1999, September 1,
       1999, and October 7, 1999.

     Doral Financial also incorporates by reference, from the date of the initial filing of the registration statement, all documents filed by it with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the date of this official statement and prospectus and until Doral Financial sells all of the securities being offered by this official statement and prospectus.

     You may request a copy of these filings at no cost, by writing or telephoning Doral Financial at the following address:

         Doral Financial Corporation
         Attn.: Mario S. Levis, Executive
                Vice President & Treasurer
         1159 Franklin D. Roosevelt Avenue
         San Juan, Puerto Rico 00920
         (787) 749-7108

                                 LEGAL MATTERS

     Legal matters incident to the authorization, issuance and sale of the bonds are subject to the unqualified approving opinion of Fiddler Gonzalez & Rodriguez, LLP, San Juan, Puerto Rico, Bond Counsel. Certain legal matters will be passed upon for Doral Properties and Doral Financial by Pietrantoni Mendez & Alvarez LLP, San Juan, Puerto Rico, and for the underwriters by O'Neill & Borges, San Juan, Puerto Rico. As of the date of this official statement and prospectus, attorneys working in Pietrantoni Mendez & Alvarez LLP owned, in the aggregate, approximately 3,468 shares of common stock of Doral Financial.
                                    EXPERTS

     The financial statements of Doral Financial as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998 incorporated by reference in this official statement and prospectus have been incorporated herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                          PUERTO RICO INDUSTRIAL, TOURIST,
                                          EDUCATIONAL, MEDICAL AND
                                          ENVIRONMENTAL CONTROL
                                          FACILITIES FINANCING AUTHORITY

                                          By:   /s/ Carlos Colon de Armas
                                            ------------------------------------
                                                   Carlos Colon de Armas
                                                     Executive Director
APPROVED:

DORAL PROPERTIES, INC.

By:       /s/ Mario S. Levis
    ----------------------------------
              Mario S. Levis
         Executive Vice President

DORAL FINANCIAL CORPORATION

By:       /s/ Mario S. Levis
    ----------------------------------
              Mario S. Levis
         Executive Vice President

                                   APPENDIX A
                    PROPOSED FORM OF OPINION OF BOND COUNSEL

                               November   , 1999

Puerto Rico Industrial, Tourist, Educational,
Medical and Environmental Control Facilities
Financing Authority
San Juan, Puerto Rico

Gentlemen:

     We have examined Act No. 121 of the Legislature of Puerto Rico, approved June 27, 1977, as amended (the "Act"), creating Puerto Rico Industrial, Medical, Educational and Environmental Pollution Control Facilities Financing Authority (the "Authority"), a body corporate and politic constituting a public corporation and governmental instrumentality of Puerto Rico.

     We have also examined certified copies of the resolution of the Board of Directors of the Authority authorizing the execution and delivery of the Trust Agreement and the Loan Agreement hereinafter referred to, and certified copies of the proceedings and other proofs submitted relative to the authorization, issuance, and sale of the following bonds (the "Bonds"):

                                  $44,765,000
             PUERTO RICO INDUSTRIAL, TOURIST, EDUCATIONAL, MEDICAL
                           AND ENVIRONMENTAL CONTROL
                         FACILITIES FINANCING AUTHORITY
                    INDUSTRIAL REVENUE BONDS, 1999 SERIES A
                        (DORAL FINANCIAL CENTER PROJECT)

     The Bonds are issued under and pursuant to a Deed of Trust Agreement (the "Trust Agreement"), dated the date hereof, by and between the Authority and Citibank, N.A., San Juan, Puerto Rico, Trustee (the "Trustee").

     The proceeds of the sale of the Bonds are to be used for the purpose of financing in part the development, construction, and equipping of a commercial office building with an adjacent parking structure to be known as the Doral Financial Center the ("Project") to be located in the Municipality of San Juan, Puerto Rico.

     The Authority has entered into a Loan and Guaranty Agreement, dated the date hereof (the "Loan Agreement"), with Doral Properties, Inc. (the "Borrower") and Doral Financial Corporation (the "Guarantor") providing for the loan of the proceeds of the sale of the Bonds to the Borrower and for repayment by the Borrower of the loan in amounts sufficient to pay the principal of and interest on the Bonds as the same will become due and payable. The Loan Agreement provides that the loan repayments will be paid directly to the Trustee and will be deposited to the credit of a special fund created by the Trust Agreement and designated "Industrial Revenue Bonds 1999 Series A (Doral Financial Center Project) Bond Fund" (the "Bond Fund"), which special fund is charged with the payment of the principal of, premium, if any, and interest on the Bonds. The obligations of the Borrower under the Loan Agreement are guaranteed by the Guarantor. As additional security for the Bonds, the Authority will grant in trust to the Trustee for the benefit of the Bondholders, substantially all its rights under a first mortgage lien on the Project granted by the Borrower to the Authority pursuant to a Pledge and Security Agreement by and between the Borrower and the Authority (the "Pledge Agreement"). The Loan Agreement, except for certain rights of the Authority, and the repayments thereunder, has been assigned to the Trustee.

     The Bonds are subject to redemption as provided in the Trust Agreement.

     As to any questions of fact material to our opinion, we have relied upon representations of the Authority, the Borrower, and the Guarantor contained in the Trust Agreement and the Loan Agreement, the certified proceedings and other certifications by officials of the Authority, the Borrower, and the Guarantor without undertaking to verify the same by independent investigation. For the purposes of this opinion we assume that the Borrower and the Guarantor will comply with all provisions of the Loan Agreement, particularly those dealings with the source of income and that the proceeds of the Bonds will be used in accordance with the provisions of the Trust Agreement.

     We have also examined one of the Bonds as executed and authenticated.

     All capitalized words and terms used in this opinion letter and not otherwise defined herein will have the meanings ascribed to them in the Trust Agreement.

     From such examination, we are of the opinion that:

          1. The Act is valid.

          2. The proceedings of the Board of Directors of the Authority required in connection with the authorization, issuance and sale of the Bonds and the authorization, execution, and delivery of the Loan Agreement, the Trust Agreement and the Pledge Agreement have been validly and legally taken.

          3. The Trust Agreement, the Loan Agreement and the Pledge Agreement have been duly authorized, executed and delivered by the Authority and assuming due authorization, execution and delivery by the other parties thereto, constitute the legal, valid, binding and enforceable obligations of the Authority in accordance with their terms, except to the extent such enforceability may be limited by bankruptcy, insolvency or other laws affecting creditors' rights generally, and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          4. The Bonds have been duly authorized by the Authority and constitute legal, valid, and binding obligations of the Authority, payable solely from the Bond Fund and entitled to the benefit of the Trust Agreement.

          5. All right, title and interest of the Authority in and to the Loan Agreement (except certain rights of the Authority including its rights to payment of expenses indemnity) have been validly assigned to the Trustee.

          6. The Bonds do not constitute an indebtedness of either Puerto Rico or any of its political subdivisions, other than the Authority, and neither Puerto Rico nor any of such political subdivisions, other than the Authority, will be liable thereon.

          7. The Bonds, and the transfer of the Bonds, including any gain derived upon the sale of the Bonds, are exempt from Puerto Rico income tax pursuant to Article 8(b) of the Act.

          8. Interest on the Bonds is (i) excluded from the gross income of the recipient thereof for Puerto Rico income tax purposes pursuant to Section 1022(b)(4)(B) of the Puerto Rico Internal Revenue Code of 1994, as amended (the "PR Code"); (ii) exempt from Puerto Rico income tax and alternative minimum tax pursuant to Section 1022(b)(4)(B) of the PR Code, Article 8(b) of the Act, and Section 3 of the Puerto Rican Federal Relations Act (the "PRFRA"); and (iii) exempt from Puerto Rico municipal license tax pursuant to Section 9(25) of the Puerto Rico Municipal License Tax Act of 1974, as amended, and Section 3 of the PRFRA.

          9. The Bonds are exempt from Puerto Rico personal property tax pursuant to Section 3.11 of the Puerto Rico Municipal Property Tax Act of 1991, as amended, and Section 3 of the PRFRA.

          10. The Bonds are exempt from Puerto Rico (i) gift tax with respect to donors who are residents of Puerto Rico at the time the gift is made and
     (ii) estate tax with respect to estates of decedents who are residents of Puerto Rico at the time of death, excluding in each case United States citizens who acquired their United States citizenship other than by reason of birth or residence in Puerto Rico.

          11. The Bonds will be considered an obligation of an instrumentality of Puerto Rico for purposes of (i) the non-recognition of gain rules of
     Section 1112(f)(2)(A) of the PR Code applicable to certain involuntary conversions and (ii) the exemption from the surtax imposed by Section 1102 of the PR Code available to corporations and partnerships that have a certain percentage of their net income invested in obligations of instrumentalities of Puerto Rico and certain other investments.

          12. Interest on the Bonds constitutes "industrial development income" under Section 2(j) of the Puerto Rico Industrial Incentives Act of 1963, the Puerto Rico Industrial Incentives Act of 1978, the Puerto Rico Tax Incentives Act of 1987, and the Puerto Rico Tax Incentives Act of 1998, as amended (collectively, the "Acts"), when received by a holder of a grant of tax exemption issued under any of the Acts that acquired the Bonds with "eligible funds", as such term is defined in the Acts.

          13. Assuming that the Borrower complies with the source of income representations, warranties and covenants contained in the Loan Agreement, then:

             (A) Interest received or accrued, or "original issue discount" (within the meaning of the U.S. Internal Revenue Code of 1986, as amended (the "Code"); "OID"), on the Bonds is excludable from gross income pursuant to Section 933(1) of the Code if the holder of the Bonds is an individual who is a bona fide resident of Puerto Rico during the entire taxable year in which the interest is received or accrued.

             (B) Interest received or accrued, or OID, on the Bonds is not subject to United States federal income tax if the holder of the Bonds is a corporation organized under the laws of Puerto Rico or any foreign country and such interest is not effectively connected with the conduct of a trade or business in the United States by such corporation, such corporation is not a foreign personal holding company, a controlled foreign corporation or a passive foreign investment company under the Code, and such corporation is not treated as a domestic corporation for the purposes of the Code.

          14. Interest on the Bonds is not excluded from the gross income of the recipient thereof for United States federal income tax purposes under
     Section 103(a) of the Code.

     United States taxpayers, other than individuals who are bona fide residents of Puerto Rico during the entire taxable year, will be subject to United States federal income tax on gain realized upon the sale or exchange of the Bonds. Pursuant to Notice 89-40, 1989-1 CB 681, gain on the sale of the Bonds (not including original issue discount accruing under the Code as of the date of such sale or exchange) by an individual who is a bona fide resident of Puerto Rico for purposes of Section 865(g)(1) of the Code will constitute income from sources within Puerto Rico and will qualify for the exclusion provided in
Section 933(1) of the Code, provided that the Bonds do not constitute inventory property in such individual's hands.

     The PR Code does not provide rules with respect to the treatment of the excess of the amount due at maturity of a bond over its initial offering price ("original issue discount"). Under current administrative practice followed by the Puerto Rico Treasury Department, original issue discount is treated as interest.

     Ownership of the Bonds may result in having a portion of the interest expense allocable to interest or original issue discount on the Bonds disallowed for purposes of computing the regular tax and the alternative minimum tax for Puerto Rico income tax purposes.

     This opinion is limited to the above, and we express no other opinion regarding Puerto Rico or United States tax consequences arising from ownership or disposition of the Bonds.

     This letter is furnished by us solely for the benefit of the Authority and the holders from time to time of the Bonds and may not be relied upon by any other person.

     We hereby consent to the inclusion of this opinion as Appendix A to the official statement and prospectus included in the registration statement. We further consent to the reference made to us under the captions "Summary -- Tax Consequences," "Taxation" and "Legal Matters" in the official statement and prospectus.

                                          Respectfully submitted,

                                          [To be signed
                                          "Fiddler Gonzalez & Rodriguez, LLP"]

                                                                      APPENDIX B

           INVESTMENT GRADE RATINGS OF MUNICIPAL AND CORPORATE BONDS

DESCRIPTION OF MOODY'S LONG TERM RATINGS

     The purpose of Moody's ratings is to provide investors with a simple system of gradation by which the relative investment qualities of bonds may be noted. There are nine basic rating categories for long-term obligations, ranging from Aaa (highest quality) to C (lowest quality). Moody's applies numerical modifiers 1, 2 and 3 in each generic rating classification from Aa to Caa. The modifier 1 indicates that the obligation ranks in the higher end of its generic rating category; the modifier 2 indicates a mid-range ranking; and the modifier 3 indicates a ranking in the lower end of the generic rating category.

Aaa Bonds which are rated Aaa are judged to be of the best quality. They carry the smallest degree of investment risk and are generally referred to as "gilt edged". Interest payments are protected by a large or by an exceptionally stable margin and principal is secure. While various protective elements are likely to change, such changes as can be visualized are most unlikely to impair the fundamentally strong position of such issues.

Aa Bonds which are rated Aa are judged to be of high quality by all standards. Together with the Aaa group they comprise what are generally known as high-grade bonds. They are rated lower than the best bonds because margins of protection may not be as large as in Aaa securities or fluctuation of protective elements may be of greater amplitude or there may be other elements present which make the long-term risks appear somewhat larger than in Aaa securities.

A Bonds which are rated A possess many favorable investment attributes and are to be considered as upper-medium-grade obligations. Factors giving security to principal and interest are considered adequate, but elements may be present which suggest a susceptibility to impairment sometime in the future.

Baa Bonds which are rated Baa are considered as medium-grade obligations (i.e., they are neither highly protected nor poorly secured). Interest payments and principal security appear adequate for the present, but certain protective elements may be lacking or may be characteristically unreliable over any great length of time. Such bonds lack outstanding investment characteristics and in fact have speculative characteristics as well.

DESCRIPTION OF STANDARD & POOR'S MUNICIPAL AND CORPORATE DEBT RATINGS

     A Standard & Poor's issue credit rating is a current opinion of the creditworthiness of an obligor with respect to a specific financial obligation, a specific class of financial obligations, or a specific financial program (including ratings on medium term note programs and commercial paper programs). It takes into consideration the creditworthiness of guarantors, insurers, or other forms of credit enhancement on the obligation and takes into account the currency in which the obligation is denominated.

     The issue credit rating is not a recommendation to purchase, sell or hold a financial obligation, inasmuch as it does not comment as to market price or suitability for a particular investor.

     The ratings are based on current information furnished by the obligors or obtained by Standard & Poor's from other sources it considers reliable. Standard & Poor's does not perform an audit in connection with any credit rating and may, on occasion, rely on unaudited financial information. Credit ratings may be changed, suspended or withdrawn as a result of changes in, or unavailability of, such information, or based on other circumstances.

     The ratings are based, in varying degrees, on the following considerations:

     1. Likelihood of payment -- capacity and willingness of the obligor to meet its financial commitment on an obligation in accordance with the terms of the obligation;

     2. Nature of and provisions of the obligation;

     3. Protection afforded by, and relative position of, the obligation in the event of bankruptcy, reorganization or other arrangement under the laws of bankruptcy and other laws affecting creditors' rights.

     Investment grade:

AAA An obligation rated "AAA" has the highest rating assigned by Standard & Poor's. The obligor's capacity to meet its financial commitment on the obligation is EXTREMELY STRONG.

AA An obligation rated "AA" differs from the highest-rated obligations only in small degree. The obligor's capacity to meet its financial commitment on the obligation is VERY STRONG.

A An obligation rated "A" is somewhat more susceptible to the adverse effects of changes in circumstances and economic conditions than obligations in higher-rated categories. However, the obligor's capacity to meet its financial commitment on the obligation is still STRONG.

BBB An obligation rated "BBB" exhibits ADEQUATE protection parameters. However, adverse economic conditions or changing circumstances are more likely to lead to a weakened capacity of the obligor to meet its financial commitment on the obligation.

DESCRIPTION OF DUFF & PHELPS' LONG-TERM DEBT RATINGS

AAA Highest credit quality. The risk factors are negligible, being only slightly more than for risk-free U.S. Treasury debt.

AA+     High credit quality.  Protection factors are strong. Risk is modest but
AA      may vary slightly from
AA-     time to time because of economic conditions.


A+      Protection factors are average but adequate. However, risk factors are
A       more variable
A-      in periods of greater economic stress.


BBB+    Below average protection factors but still considered sufficient for
BBB     prudent investment.
BBB-    Considerable variability in risk during economic cycles.

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    PROSPECTIVE INVESTORS MAY RELY ONLY ON THE INFORMATION INCORPORATED BY REFERENCE OR CONTAINED IN THIS OFFICIAL STATEMENT AND PROSPECTUS. NONE OF DORAL PROPERTIES, DORAL FINANCIAL, AFICA OR ANY UNDERWRITER HAS AUTHORIZED ANYONE TO PROVIDE PROSPECTIVE INVESTORS WITH INFORMATION DIFFERENT FROM THAT INCORPORATED BY REFERENCE OR CONTAINED IN THIS OFFICIAL STATEMENT AND PROSPECTUS. THIS OFFICIAL STATEMENT AND PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. THE INFORMATION CONTAINED IN THIS OFFICIAL STATEMENT AND PROSPECTUS IS CORRECT ONLY AS OF THE DATE OF THIS OFFICIAL STATEMENT AND PROSPECTUS, REGARDLESS OF THE TIME OF THE DELIVERY OF THIS OFFICIAL STATEMENT AND PROSPECTUS OR ANY SALE OF THESE SECURITIES.

                            ------------------------

                               TABLE OF CONTENTS

                                            PAGE
                                            ----
Summary...................................     1
Risk Factors..............................     5
Forward-Looking Statements................     7
Recent Developments.......................     7
Doral Properties..........................     8
Doral Financial...........................     8
Use of Proceeds...........................     9
Capitalization............................    10
Selected Financial Data...................    11
Description of the Bonds..................    14
Summary of the Loan and Guaranty
  Agreement...............................    20
Summary of the Trust Agreement............    25
The Mortgage and the Pledge Agreement.....    30
AFICA.....................................    31
Government Development Bank for Puerto
  Rico....................................    32
Taxation..................................    32
Ratings...................................    34
Legal Investment..........................    34
Plan of Distribution......................    35
Continuing Disclosure Covenant............    36
Where You Can Find More Information.......    38
Legal Matters.............................    39
Experts...................................    39
Appendix A: Proposed Form of Opinion of
  Bond Counsel............................   A-1
Appendix B: Investment Grade Ratings of
  Municipal and Corporate Bonds...........   B-1

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                                  $44,765,000

                                     AFICA
                            INDUSTRIAL REVENUE BONDS
                                 1999 SERIES A
                                (DORAL FINANCIAL
                                CENTER PROJECT)
                          ----------------------------

                               OFFICIAL STATEMENT
                                 AND PROSPECTUS
                          ----------------------------
                               POPULAR SECURITIES

                            PAINEWEBBER INCORPORATED
                                 OF PUERTO RICO

                                DORAL SECURITIES

                              MERRILL LYNCH & CO.

                                 MORGAN STANLEY
                                  DEAN WITTER

                           SALOMON SMITH BARNEY INC.

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